UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Willbros Group, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND REVOCATION OF PROXIES
STOCKHOLDERS ENTITLED TO VOTE
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
APPROVAL OF THE WILLBROS GROUP, INC. 2010 STOCK AND INCENTIVE COMPENSATION PLAN
PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010
To the Stockholders of
WILLBROS GROUP, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Post Oak Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056, on May 26, 2010, at 9:00 a.m., local time, for the following purposes:
1.	To elect three Class II directors for three-year terms;

2.	To consider and act upon a proposal to approve the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan;

3.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on April 9, 2010, the record date for the 2010 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
By Order of the Board of Directors,

Lori Pinder
Deputy Corporate Secretary
Houston, Texas
April 23, 2010
     Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be Held on May 26, 2010:
     Stockholders may view this proxy statement, our form of proxy and our 2009 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.
Five Post Oak Park
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010
SOLICITATION AND REVOCATION OF PROXIES
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 26, 2010, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 23, 2010, to stockholders of record on April 9, 2010.
     If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:
•	“FOR” the election of all of the nominees for directors listed below;
•	“FOR” the approval of the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan; and
•	“FOR” the ratification of the appointment of the independent registered public accounting firm.
A stockholder giving a proxy, whether by mail, Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or by telephone, or by attending the Annual Meeting and voting in person.
     The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained Georgeson Inc. (“Georgeson”) to aid in the solicitation of proxies. For those services, we will pay Georgeson a fee of $10,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE
     Stockholders of record at the close of business on April 9, 2010, will be entitled to vote at the Annual Meeting. As of April 9, 2010, there were issued and outstanding 39,680,392 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast for or against each nominee; abstentions do not count as votes for or against the director’s election. Abstentions on all of the other proposals will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.
     If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange Rules to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors and the approval of the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Certificate of Incorporation provides that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than twelve directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at eight. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class II directors (Messrs. McNabb, Sluder and Williams) will expire at the Annual Meeting. The terms of the current Class III directors (Messrs. Bayer, Berry and DeKraai) and Class I directors (Messrs. Harl and DiPaolo) will expire at the annual meetings of stockholders to be held in 2011 and 2012, respectively.
     In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated John T. McNabb, II, Robert L. Sluder and S. Miller Williams for election as Class II directors. Messrs. McNabb, Sluder and Williams, who currently serve as Class II directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class II director for a term expiring at the annual meeting of stockholders in 2013 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation.
     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. McNabb, Sluder and Williams. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

     Our Bylaws require that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order to elect that nominee in an uncontested election. All of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.
     The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.
     Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.
     The Board of Directors recommends a vote “FOR” each of the following nominees for directors.
Nominees for Directors (Class II Directors with Terms Expiring May 2010)
     John T. McNabb, II, age 65, has served as non-executive Chairman of the Board since September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that has provided financial advisory services to middle market companies throughout the United States since 1992. He has served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P. since 2001. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. He has served on the boards of six public companies, including Hiland Partners, LP, Warrior Energy Services Corporation and Vintage Petroleum, Inc. Mr. McNabb earned both his undergraduate degree and MBA from Duke University.
     Mr. McNabb’s service as a partner in two independent exploration and production companies and a company specializing in directional drilling, and his extensive experience leading management teams and serving as a financial advisor to energy industry companies enables him to chair our Board of Directors with respect to industry matters. His background in finance and accounting also provides the necessary expertise to serve on the Audit Committee of the Board of Directors and to be considered one of our audit committee financial experts. Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies ideally suit him in industry, finance, corporate governance and oversight matters to serve as Chairman of the Board.
     Robert L. Sluder, age 60, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.
     Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience.
     S. Miller Williams, age 58, was elected to the Board of Directors in May 2004. Since August 2009, he has been Executive Vice President — Finance and Administration of Soltherm Energy LLC, a renewable energy company. He has been Managing Director of Willvest, LLC, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed interim Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company which provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President — Corporate Development, General Manager - International and Chairman of WCG Ventures, the company’s venture capital fund. He was President and owner of MediaTech, Incorporated, a manufacturer and dealer of computer tape and supplies, from 1987 until the company was sold in 1992. He is a former director of eLEC Communications Corp.
     Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry, enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.
Directors Continuing in Office
Class III
(Term Expires May 2011)
     Michael J. Bayer, age 62, was elected to the Board of Directors in December 2006. Mr. Bayer is the President and Chief Executive Officer of Dumbarton Strategies, Washington, D.C. Since 1992, Mr. Bayer has acted as a consultant engaged in enterprise strategic planning and mergers and acquisitions, specializing in the energy and national security sectors. Mr. Bayer is the Chairman of the U.S. Department of Defense’s Business Board, and a member of the Sandia National Laboratory’s

National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations Executive Panel. Mr. Bayer’s previous U.S. Government service included appointments as a member of the U.S. European Command Senior Advisory Group, a member of the Board of Visitors of the United States Military Academy, Chairman of the U.S. Army Science Board, and Chairman of the Air Force Secretary’s Advisory Group. Earlier in his career, he was Counsel to a senior member of the U.S. House of Representatives, Deputy Assistant Secretary at the U.S. Department of Energy, Malcolm Baldrige’s Associate Deputy Secretary of Commerce, Counselor to the United States Synthetic Fuels Corporation, Counselor to President Bush’s Commission on Aviation Security and Terrorism, and the Federal Inspector for the Alaska Natural Gas Transportation System. He has also served on a number of non-partisan task forces to improve the management and efficiency of the Department of Defense. Mr. Bayer currently serves on the Board of Directors of DynCorp International, Inc. and SIGA Technologies, Inc. He is a former director of CACI International Inc, Duratek, Inc. and Stratos Global Corporation.
     Mr. Bayer’s in-depth understanding of federal regulatory matters, including his service in the Departments of Energy and Defense and with the Alaska Natural Gas Transportation System, enable him to contribute significantly to our Board of Directors on matters relating to our growing government services business. His extensive experience on public company boards strengthens the Board of Directors’ collective qualifications, skills and experiences, particularly relating to corporate governance matters, and provides the necessary expertise to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.
     William B. Berry, age 57, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While at these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He currently serves on the Board of Directors of Nexen Inc.
     Mr. Berry’s extensive engineering background, and his three decades of operational experience as a senior executive with a fully integrated multinational energy company, including service in several regions of the globe which are of significant interest to the Company, enable him to provide a significant contribution to our Board of Directors. His extensive industry experience also contributes valuable insight into all areas of our day-to day operations of our businesses. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.
     Arlo B. DeKraai, age 62, was elected to the Board of Directors in November 2007. Mr. DeKraai joined Willbros in November 2007 in conjunction with the acquisition of the Company’s downstream business segment (“InServ”) and served as President of that segment and Executive Vice President of Willbros Group, Inc. until his retirement in February 2010. Prior to the acquisition, he had been Chairman, President and Chief Executive Officer of InServ, a downstream construction, turnaround, maintenance and turnkey projects company, since 1994 when he founded the company as Cust-O-Fab Service Co. Mr. DeKraai has over 40 years experience working in the downstream oil and gas construction, turnaround and maintenance industries. He began his career working for Texaco Inc. in its refining operations. He entered the construction and turnaround business in various capacities and ultimately was the founder and President of Midwest Industrial Contractors in 1983, as a provider of construction and maintenance services for the refinery and petrochemical sector. Mr. DeKraai was named Distinguished Engineer of South Dakota State University (“SDSU”) in 2005, and serves on the Board of Governors of The Enterprise Institute, an affiliate of SDSU.
     Mr. DeKraai’s 36 years of experience with respect to the downstream construction, turnaround and maintenance industries, and his exceptional background in engineering and as the founder of InServ, allow him to provide significant input to our Board of Directors with respect to all matters affecting our Downstream Oil and Gas segment.
Class I
(Term Expires May 2012)
     Robert R. Harl, age 59, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004 when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006.
     As the current President and CEO of the Company, Mr. Harl provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Harl brings to the Board of Directors considerable management and leadership experience, and extensive knowledge of the international energy industry and our business, especially as it relates to engineering, procurement and construction.
     Edward J. DiPaolo, age 57, was elected to the Board of Directors in May 2009. Mr. DiPaolo is a consultant for Growth Capital Partners, L.P, an investment and merchant banking firm, and has served in that capacity since 2003. From 1976 to 2002, Mr. DiPaolo was with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, Mr. DiPaolo was the North American Regional Vice President and Far East Regional Vice President within Halliburton. In this role, he was responsible for overall operations of Halliburton Energy Services’ North America and Far East operations. He currently serves on the Board of Directors of the following public companies: Evolution Petroleum Corporation, Superior Well Services, Inc. and Boots & Coots, Inc. (where he also served as interim Chairman of the Board), as well as several private company boards, including Edgen Murray Corporation, which previously was an SEC reporting company. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering from West Virginia University in 1976 and serves on the Advisory Board for the West Virginia University College of Engineering.
     Mr. DiPaolo’s engineering background, along with his extensive international experience, his knowledge of our customer base, and his service on numerous public company boards, enables him to provide a significant contribution to matters relating to our domestic and international operations and board governance. His executive leadership and industry experiences provide in-depth business, financial and strategic knowledge that strengthens the Board of Directors.
Corporate Governance
     The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious actions in an ethical manner. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.
     The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines were revised and updated in May 2009. The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page.
     We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.
     Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Bayer, Berry, DiPaolo, McNabb, Sluder and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. Messrs. Gerald J. Maier and James B. Taylor, Jr., who served as directors until their retirement on May 27, 2009, were also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Mr. DeKraii is not considered to be independent because of his former employment as a senior officer of the Company and of our subsidiary, InServ.
     Board Meetings and Attendance. The Board held four meetings during the year ended December 31, 2009. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served. In addition, the Board of Directors took action 12 times during 2009 by unanimous written consent.
     Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors attended the 2009 annual meeting.
     Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. Until September 2007, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer also serving as Chairman of the Board. In light of certain investigations of former Willbros executives, the Board of Directors determined that an independent leader who ensures that management acts strictly in the best interest of the Company would better serve our stockholders, and protect stockholders from future management actions that could harm stockholders.

     As the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for:
•	providing leadership to the Board of Directors and facilitating communication among the directors;
•	setting the board meeting agendas in consultation with the Chief Executive Officer;
•	presiding at board meetings, executive sessions and stockholder meetings; and
•	facilitating the flow of information between management and the directors on a regular basis.
     If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.
     Our Board of Directors has six independent members and only two non-independent members. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.
     The Audit Committee and Executive Committee are jointly responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit and Executive Committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
     Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.
          The table shows the current membership of the Committees and identifies our independent directors:

				Nominating/	Independent
Name	Executive	Audit	Compensation	Governance	Directors
Michael J. Bayer		X		X*	X
William B. Berry			X*	X	X
Arlo B. DeKraai
Edward J. DiPaolo			X	X	X
Robert R. Harl	X
John T. McNabb, II	X	X			X
Robert L. Sluder		X	X		X
S. Miller Williams	X	X*			X

*	Denotes Committee Chairman.

     Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except with respect to a limited number of matters which include:
•	changing the size of the Board of Directors;
•	filling vacancies on the Board of Directors;
•	amending our Bylaws;
•	disposing of all or substantially all of our assets; and
•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving the Company.
The Executive Committee held seven meetings during 2009.
     Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Williams and McNabb. The Audit Committee has a written charter, which was revised and updated in May 2008 and is available on our website at http://www.willbros.com. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that will serve each year as independent auditor of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:
•	review the scope and results of the audit with the independent auditor;
•	review with management and the independent auditor our interim and year-end financial condition and results of operations;
•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and
•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditor and consider the effect of such performance on the auditor’s independence.
The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held nine meetings during 2009. In addition, the Audit Committee took action once during 2009 by unanimous written consent.
     Compensation Committee. The Compensation Committee has a written charter, which was revised and updated in May 2008 and is available on our website at http://www.willbros.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers our 1996 Stock Plan. If the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan is approved by the stockholders at the Annual Meeting, the Compensation Committee will also administer this Plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.
     The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2009, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.

     More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
     The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held seven meetings during 2009. In addition, the Compensation Committee took action six times during 2009 by unanimous written consent.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which was revised and updated in March 2010 and is available on our website at http://www.willbros.com. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held four meetings during 2009.
     Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.
     The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.
     Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:
•	an attained position of leadership in the candidate’s field of endeavor;
•	business and/or financial expertise;
•	demonstrated exercise of sound business judgment;
•	expertise relevant to our lines of business;
•	diversity of the candidate;

•	corporate governance experience; and
•	the ability to serve the interests of all stockholders.
     The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.
     The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.
     Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (3) a statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors. Additionally, any such submission generally must be submitted not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Other Matters — Proposals of Stockholders” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
     Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once each year.
     Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO
APPROVAL OF THE WILLBROS GROUP, INC.
2010 STOCK AND INCENTIVE COMPENSATION PLAN
     We are asking for approval of the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Plan”), which will allow us to grant stock-based and cash-based compensation to our employees (including employees of our subsidiaries). Upon approval of the 2010 Plan by our stockholders, no further awards will be made under our 1996 Stock Plan (as amended, the “1996 Plan”), which is currently our only active equity compensation plan for employees.
     The 2010 Plan is being submitted to a vote of the stockholders in order to comply with New York Stock Exchange rules and to allow us to deduct for federal income tax purposes the “performance-based compensation” that is paid under the 2010 Plan, as permitted by Section 162(m) of the Internal Revenue Code (all Section references are to the Internal Revenue Code unless otherwise noted). Stockholder approval will also allow us to grant incentive stock options under the 2010 Plan.
     A copy of the 2010 Plan can be found in the accompanying Exhibit B, and the following summary of the 2010 Plan’s material terms is qualified in its entirety by reference to the full text. Stockholders are urged to read the full 2010 Plan as set forth in Exhibit B.
Summary of the 2010 Plan
     The purpose of the 2010 Plan is to attract, motivate and retain the services of our employees by enabling them to participate in our growth and financial success through cash-based and stock-based awards, and to align their individual interests to those of our stockholders. The 2010 Plan will become effective only upon approval by our stockholders.
     Shares Issuable Under the Plan. The 2010 Plan authorizes the issuance of 2,100,000 shares of our common stock, representing approximately 5.3 percent of our outstanding shares of common stock. The closing sale price of a share of our common stock, as quoted on the New York Stock Exchange on April 15, 2010, was $13.14. The 2010 Plan also contains limits on the awards granted to any participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Insiders”). Accordingly, unless the Compensation Committee of the Board of Directors (the “Committee”), determines that an award to an Insider will not be designed to qualify as performance-based compensation under Section 162(m):
•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Insider in any fiscal year is 250,000 shares.
•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Insider in any fiscal year is 250,000 shares.
•	The maximum number of shares that may be awarded in the form of performance shares or performance units to any Insider in any fiscal year is 250,000 shares or an amount equal to the value of 250,000 shares.
•	The maximum amount that may be awarded in the form of cash-based awards to any Insider in any fiscal year is $9,500,000.
•	The maximum number of shares that may be awarded in the form of other stock-based awards to any Insider in any fiscal year is 250,000 shares.
     Burn Rate Commitment. In order to address potential stockholder concerns regarding the number of restricted stock awards or awards of stock options, stock appreciation rights or other stock awards we intend to grant in any given year, the Board of Directors commits to our stockholders that over the next three years (commencing on January 1, 2010), it will not grant a number of restricted stock awards or shares subject to options, stock appreciation rights or other stock awards to employees or non-employee directors at an average rate greater than 2.61 percent of the number of shares of our common stock that we believe will be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, any full-value awards will count as equivalent to 1.5 shares.
     Administration. The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan and has authority to make awards under the Plan, to set the terms of the awards, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Subject to the limitations specified in the 2010 Plan, the Committee may delegate its non-administrative authority to appropriate company officers.
     Eligibility. All employees of the Company and its subsidiaries are eligible to receive awards under the 2010 Plan, as determined by the Committee or the Board of Directors. As of the date of this proxy statement, we have approximately 3,700 employees who are eligible to participate in the 2010 Plan. Awards under the 2010 Plan may be granted in any one or a combination of the following forms:
•	incentive stock options under Section 422;

•	non-qualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance shares;

•	performance units;

•	cash based awards; and

•	other stock-based awards.
     Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. If an award expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the 2010 Plan. Likewise, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may also be used again for new grants.
     Types of Awards. Each type of award that may be granted under the 2010 Plan is described below:
     Stock Options. The Committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years.
     The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422.
     Stock Appreciation Rights. A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant free standing stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option: (a) the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option; (b) the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and (c) the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.
     On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying: (a) the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by (b) the number of shares with respect to which the stock appreciation right is exercised. In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.
     Restricted Stock. Shares of common stock may be granted by the Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. A participant’s rights with respect to such shares shall be subject to the restrictions provided in the award agreement and the 2010 Plan. To the extent an award of restricted stock is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).
     Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2010 Plan. To the extent an award of restricted stock units is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m).
     Performance Shares, Performance Units and Cash-Based Awards. Performance shares, performance units and cash-based awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based awards that will be paid out to the participant.
     Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.
     Other Stock-Based Awards. The 2010 Plan also authorizes the Committee to grant participants awards of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based awards). The Committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the sizes of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.
     Performance-Based Compensation. Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:
•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating earnings;

•	operating earnings per share;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross or operating margins;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction;

•	working capital targets;

•	revenue or sales growth;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment;

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.
     With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”
     Transferability. Except as otherwise provided in an award agreement or permitted by the Committee, no award may be transferred other than by will or the laws or descent and distribution or, in the case of certain types of awards, to a trust of which the award recipient is the sole beneficiary for his or her lifetime or pursuant to a domestic relations order.

     Adjustments. Equitable adjustments to the terms of the 2010 Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.
     Amendment and Termination. Amendments to the Plan. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2010 Plan in whole or in part; provided, however, that:
•	without the prior approval of our stockholders, options and stock appreciation rights issued under the 2010 Plan will not be repriced, replaced, or regranted through cancellation or by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right; and
•	to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation, or exchange requirement.
     Change of Control. In the event of a change of control of our Company, as defined in the 2010 Plan, all awards will become fully vested and exercisable, all restrictions or limitations on any awards will generally lapse and, unless otherwise provided in the award agreement, all performance criteria and other conditions relating to the payment of awards will generally be deemed to be achieved or waived unless the Committee determines in good faith before the occurrence of the change of control that outstanding awards will be honored or assumed or new rights having substantially equivalent economic value will be substituted for the outstanding awards.
     Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the 2010 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld.
Federal Income Tax Consequences
     If a holder is granted a nonqualified stock option under the 2010 Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.
     A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long term or short term capital gain, depending on whether the stock was held for more than one year after the exercise date.
     The current federal income tax consequences of other awards authorized under the 2010 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b)); restricted stock units, other stock-based awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) with respect to covered employees.
     Section 162(m) denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2010 Plan has been designed to meet the requirements of Section 162(m), but it is possible that compensation attributable to awards under the 2010 Plan (when combined with all other types of compensation received by a covered employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.
     If, on a change of control of our Company, the exercisability or vesting of an award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
2010 Plan Benefits
     No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2010 Plan. Information on equity-based awards recently granted under our existing plan to each of our named executive officers is provided below under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2009.”
Vote Required
     Approval of the 2010 Plan requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the Annual Meeting. To meet New York Stock Exchange listing standards, however, more than 50 percent of the outstanding shares of our common stock must cast a vote on this proposal.
     The Board of Directors recommends a vote “FOR” this proposal to approve the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm (“independent auditor”) of the Company for the fiscal year ending December 31, 2010. Grant Thornton has been the independent auditor of Willbros since May 2007. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Grant Thornton as the Company’s independent auditor for 2010. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton as the Company’s independent auditor for 2010.
     A representative of Grant Thornton will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm
     Effective May 25, 2007, Grant Thornton LLP was engaged as the Company’s independent registered public accounting firm. The following table sets forth the fees for the fiscal period to which the fees relate:

	2009	2008
Audit fees	$1,696,962	$2,499,962
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,696,962	$2,499,962

     All fees are presented in the year to which they relate rather than the year in which they were billed. Fees billed for audit services performed in 2009 and 2008 consisted of professional services rendered for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and the review of quarterly financial statements. Audit services also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.
Audit Committee Pre-Approval Policy
     It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010, by
•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,
•	each of our directors and nominees for director,
•	each of our executive officers named in the Summary Compensation Table below, and
•	all of our executive officers and directors as a group.
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
Keeley Asset Management Corp.	3,042,710	(2)	7.7
FMR LLC	2,955,736	(3)	7.4
Wells Fargo & Company	2,510,261	(4)	6.3
Arlo B. DeKraai	472,998	(5)	1.2
Robert R. Harl	466,188	(6)	1.2
Clayton W. Hughes	223,980	(7)	*
John T. Dalton	158,048	(8)	*
Van A. Welch	143,070	(9)	*
Jerritt M. Coward	75,005	(10)	*
John T. McNabb, II	43,936		*
Michael J. Bayer	12,508		*
Robert L. Sluder	10,388		*
S. Miller Williams	14,322	(11)	*
William B. Berry	8,271		*
Edward J. DiPaolo	2,227		*
All executive officers and directors as a group (12 people)	1,673,642	(12)	4.2

*	Less than 1 percent

(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option within 60 days of March 31, 2010, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of December 31, 2009, and is based on the Schedule 13G/A dated February 16, 2010, which was filed by Keeley Asset Management Corp. (“Keeley”). Keeley’s address is 401 South LaSalle Street, Chicago, Illinois 60605. Keeley is a registered investment adviser. Of the shares shown, Keeley has sole voting power over 2,936,805 shares and sole dispositive power over 3,042,710 shares.

(3)	Information is as of December 31, 2009, and is based on the Schedule 13G/A dated February 16, 2010, which was filed by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”). FMR’s and Johnson’s principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. FMR is a registered investment advisor. Each of FMR and Johnson has no sole or shared voting power over the shares shown and each has sole dispositive power over 2,955,736 shares.

(4)	Information is as of December 31, 2009, and is based on the Schedule 13G/A dated January 20, 2010, which was filed by Wells Fargo & Company (“Wells Fargo”) on its own behalf and on behalf of Wells Capital Management Incorporated (“Wells Capital”), Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC, Calibre Advisory Services, Inc. (“Calibre”), Wells Fargo Bank, N.A., Wells Fargo Funds Management, LLC (“Funds Management”), and Wachovia Bank, National Association. Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital is 525 Market Street, San Francisco, California 94105. Wells Fargo is a parent holding company. Wells Capital, Calibre and Funds Management are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 2,477,547 shares, shared voting power over 9,314 shares, sole dispositive power over 2,460,013 shares and shared dispositive power of 11,238 shares and Wells Capital has sole voting power over 454,547 shares and sole dispositive power over 2,395,216 shares.

(5)	Includes 434,805 shares held by the Arlo B. DeKraai Irrevocable Trust #2.

(6)	Includes 80,000 shares subject to stock options which are currently exercisable, and 10,000 shares held in a family limited partnership.

(7)	Includes 53,099 shares held by the Clayton W. Hughes Annuity Trust #1, 67,671 shares held by the Clayton W. Hughes Annuity Trust #3 and 67,672 shares held by the Clayton W. Hughes Annuity Trust #4.

(8)	Information is as of March 12, 2009. Includes (a) 50,000 shares subject to stock options which are currently exercisable and (b) 4,232 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”), for the account of Mr. Dalton. Mr. Dalton resigned from the Company effective March 31, 2009.

(9)	Includes 37,500 shares subject to stock options which are currently exercisable.

(10)	Includes (a) 10,000 shares subject to stock options which are currently exercisable and (b) 202 shares held in the 401(k) Plan for the account of Mr. Coward. Substantially all of these shares, except for shares of unvested restricted stock and shares held in the 401(k) Plan, are held in a brokerage account and pledged as security for loans outstanding from time to time.

(11)	Includes 5,000 shares subject to stock options which are currently exercisable.

(12)	For specific information on each of the listed individuals, see footnotes (5) through (7) and (9) through (11).
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis may contain statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Role of the Compensation Committee
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves or makes recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock and bonus plans. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”
Role of the CEO in Compensation Decisions
     The Committee makes all compensation decisions for the CEO and approves recommendations regarding non-equity compensation and equity awards for all of our other executive officers.

     The CEO annually reviews the performance of each of the named executive officers, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee or the Board can exercise its discretion in modifying any recommendation and makes the final decisions.
Role of the Compensation Consultant
     The Committee engaged Towers Perrin as its independent consultant for a six-year period ending in July 2009. In December 2008, Towers Perrin conducted a review of our total compensation program for 32 selected senior management positions, including the CEO and the three executive officers immediately below the CEO.
     In the summer of 2009, after a competitive evaluation process in which several firms were considered, the Committee selected Mercer to serve as its independent consultant beginning in August 2009. Mercer provides executive compensation consulting services to the Committee, regularly attends Committee meetings and reports directly to the Committee on matters relating to compensation for our named executive officers.
     During 2009, the Committee requested that Mercer:
•	conduct a review of our total compensation program for 44 selected senior management positions, including the CEO and the other named executive officers; and
•	present alternatives and assist in developing recommendations related to the size and structure of long-term incentive awards for our CEO and other key executives.
Compensation Philosophy and Objectives
     As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization.
     The Committee bases its executive compensation decisions on the same objectives that guide our company in establishing all of our compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are more able to affect our results.
•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.
•	Compensation should reward performance. Our programs should deliver compensation in the top-tier when our employees and our company perform accordingly; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our company.
•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to enhance long-term stockholder value.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by the independent consultant and management’s recommendations to determine the appropriate level and mix of incentive compensation.
     In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other named executive officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other named executive officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers.
     For named executive officers, the Committee generally targets “actual direct total compensation,” consisting of base salary, plus the most recent actual annual incentive award earned, plus the estimated annualized present value of long-term incentive grants, at a level up to the 75th percentile of compensation paid to similarly situated executives of the companies comprising a peer group of publicly-traded energy, engineering and construction and oilfield services companies. This objective was established in recognition of the intense competition in our industry for top executive-level talent. This objective is also based on the Committee’s understanding that we have faced very significant challenges over the past few years. Significant variations above and below this objective will occur as dictated by the experience level, responsibilities and performance of the individual and other factors such as the need to maintain internal pay equity. In 2009, our ability to provide short- and long-term compensation at the targeted levels was significantly constrained by a number of factors, including the need to reduce expenses, and the dilution that our stockholders would experience if we were to issue long-term incentive equity awards at targeted levels in light of the Company’s current stock price.
     With the assistance of the independent consultant, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. The companies comprising the Towers Perrin peer group in December 2008 were:

Chicago Bridge & Iron Co.	McDermott International, Inc.
Emcor Group	NATCO Group
ENGlobal Corporation	Oceaneering International, Inc.
Exterran Holdings, Inc.	Quanta Services
Global Industries Ltd.	Shaw Group, Inc.
Key Energy Services	Tetra Technologies, Inc.
Matrix Service Company
The companies comprising the Mercer peer group in August 2009 were:

Chicago Bridge & Iron Co.	NATCO Group
Emcor Group	Oceaneering International, Inc.
Exterran Holdings, Inc.	Quanta Services
Foster Wheeler	Shaw Group, Inc.
Global Industries Ltd.	Team Inc.
Key Energy Services	Tetra Technologies, Inc.
Matrix Service Company

For comparison purposes, our annual revenue was above and market capitalization was below the median of the Towers Perrin peer group at the time the December 2008 study was conducted and at the time 2009 salaries were set in early 2009. Our annual revenue and market capitalization were each below the median of the Mercer peer group as of November 2009. However, the Committee considered the Mercer peer group to be appropriate in light of the Company’s growth plans and because the Company competes directly with companies significantly larger in revenue and assets and for executive talent of a similar caliber.
     The August 2009 compensation review conducted by Mercer indicated that the actual direct total compensation levels in 2009 for our Senior Vice President and Chief Financial Officer, Van A. Welch, and our Executive Vice President, Arlo B. DeKraai, who retired in February 2010, were between the market median and the 75th percentile. However, the actual direct total compensation level for our President and CEO, Robert R. Harl, was between the 25th percentile and the market median, and the actual direct total compensation levels for our President of Upstream Oil and Gas, Jerrit M. Coward, and Clayton W. Hughes, who served as our President of Downstream Oil and Gas in 2009 and until his reassignment to a non-executive officer position in March 2010, were below the 25th percentile. Although the Committee continues to target actual direct total compensation up to the 75th percentile, significant near-term obstacles, including the need to maintain low rates of overhead in an extremely competitive market, are likely to prevent the Committee from reaching the targeted level of compensation with respect to each executive officer over the next few years.
Employment and Separation Agreements
     We have entered into employment agreements with Messrs. Harl, Welch and Hughes. Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives long-term incentives in accordance with his employment agreement. Mr. Hughes’ employment agreement does not specify his compensation, other than an initial award of restricted stock under our 1996 Stock Plan. Accordingly, the overall compensation of Messrs. Welch and Hughes, other than Mr. Welch’s long-term incentives, is determined in the same manner as the compensation for the other executive officers. We also had an employment agreement with our Senior Vice President and General Counsel, John T. Dalton, until his resignation from the Company on March 31, 2009, and our Executive Vice President, Arlo B. DeKraai, until his retirement from the Company in February 2010. The employment agreements of Messrs. Dalton and DeKraai did not specify their compensation, other than an initial award of restricted stock to Mr. DeKraai under our 1996 Stock Plan. Thus, prior to their departures, the overall compensation of Messrs. Dalton and DeKraai was determined in the same manner as the compensation for the other executive officers.
     The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in January 2006 and August 2006, respectively, in order to secure their employment with the Company, especially given Mr. Harl’s alternative employment options and Mr. Welch’s compensation package at his previous employer. The Committee believed it was necessary to enter into an employment agreement with Mr. Dalton in November 2006 to secure his continued employment in light of numerous factors, including his critical role interfacing with governmental entities and his in-depth knowledge of operational, legal and commercial issues associated with selling our assets and operations in Nigeria. The Committee also believed that it was necessary to enter into employment agreements with Mr. DeKraai and Mr. Hughes to secure their continued employment following the acquisition of Integrated Service Company LLC (“InServ”) in November 2007. Mr. DeKraai is the founder of InServ.
     In connection with his resignation from the Company on March 31, 2009, Mr. Dalton entered into a separation agreement with us. Pursuant to his employment agreement and his separation agreement, Mr. Dalton was provided certain benefits that were more generous than he would have been entitled to receive under the terms of our Restated Executive Severance Plan, which are described under the caption “Executive Severance Plan — Separation” below. The Committee believed that such additional benefits were necessary and appropriate in light of Mr. Dalton’s contributions to the Company prior to his departure, the need to ensure a smooth transition of his responsibilities and to draw upon his continued

assistance with respect to several matters, including interviews or testimony in connection with prior governmental investigations and cooperation with the monitor appointed in connection with the resolution of the Department of Justice’s prior investigation of the Company. Additional information on payments and benefits provided to Mr. Dalton pursuant to his employment agreement and separation agreement are described under “Potential Payments Upon Termination or Change in Control — Employment Agreements” and “- Separation Agreements.”
2009 Executive Compensation Components
     For the fiscal year ended December 31, 2009, the principal components of compensation for our named executive officers were:
•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.
     The Committee believes that this program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation and benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Committee’s considerations in establishing each of the components for the named executive officers.
     Base Salary
     The level of base salary paid to executive officers is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since the last salary increase, industry merit practices and cost-of-living indicators. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the peer group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.
     In December 2008, the Committee reviewed survey data indicating that executive officers in the industry would receive salary increases of approximately 3.7 percent for 2009. However, based on the economic downturn in the energy industry and the overall global recession, company management recommended and the Committee approved a salary freeze for executives, including the CEO and each of the named executive officers, effective March 1, 2009. The salary freeze was implemented even though the Company generated strong financial results and record cash flows from operations in 2008 and notwithstanding peer group compensation data which indicated that base salaries for the named executive officers were below the targeted 75th percentile. Accordingly, the named executive officers did not receive a salary increase in 2009. In September 2009, to correct a market inequity in Mr. Harl’s base salary under his employment agreement, as supported by compensation information provided by Mercer, the Committee approved an increase in Mr. Harl’s base salary from $700,000 to $900,000. In light of the Company’s 2009 cost reduction initiatives, including significant reductions in force, Mr. Harl refused to accept the salary increase in 2009 and at least the first half of 2010.
     On October 1, 2009, in order to improve cash flow in the continuing sluggish economic environment and further align management with the interests of the Company’s stockholders, management recommended, and the Committee and the Board approved, the issuance of restricted stock in lieu of 25 percent of the base salaries of the named executive officers and in lieu of 15 percent of the base salaries of other key employees for the remainder of 2009. Named executive officers were awarded a number of shares of restricted stock with a value equivalent to the amount of the cash reduction. Key employees below the named executive officer level received restricted stock with a value equivalent to 110 percent of the amount of the cash reduction. The restricted shares were granted under the 1996 Stock Plan and will vest in equal annual installments over a period of three years. Executives who voluntarily resign will forfeit their unvested shares. All unvested restricted shares will automatically vest for any executives who are involuntarily terminated. Mercer reviewed the recommendation to award restricted stock to key employees with a value equivalent to 110 percent of the amount of the cash reduction and concluded that the additional 10 percent provided to key employees was fair in light of the significant risk of forfeiture during the three-year vesting period.
     In December 2009, the Committee and the Board approved an extension of the above program for the first quarter of 2010. The program was discontinued in the second quarter of 2010 for all of the named executive officers and key employees, with the exception of Messrs. Harl and Welch.
     Performance-Based Incentive Compensation
     Annual Cash Incentive Award. Pursuant to his current employment agreement, Mr. Harl may earn a cash bonus of up to 150 percent of his base salary (or $1,050,000 for 2009) for 2009 and 2010 if certain net income target performance objectives approved by our Board are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the relevant year as approved by the Board, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     The Committee determined that the Company did not meet the 2009 net income target performance goal of $60.7 million.
     Mr. Harl’s employment agreement further provides that he will remain eligible for bonus consideration at the sole discretion of the Board. However, in light of (i) the continuing impact of weak industry conditions on the Company’s financial results, (ii) the Committee’s decision discussed below not to award cash bonuses to the named executive officers for 2009 under the Management Incentive Compensation Program, and (iii) Mr. Harl’s strong recommendation that he not receive a bonus for 2009, the Committee also elected not to award a discretionary bonus to Mr. Harl under his current employment agreement. This decision was made notwithstanding the Committee’s view that Mr. Harl exhibited extraordinary leadership skills during a severe economic downturn.
     Management Incentive Compensation Program. In March 2007, the Committee replaced its prior program for awarding discretionary cash incentive awards with a Management Incentive Compensation Program (the “MIC Program”). The short-term cash incentive awards for key employees, including each of our named executive officers, are determined in accordance with the MIC Program, except for Mr. Harl, whose short-term cash incentives are determined by his employment agreement.
     The Committee administers our MIC Program to provide the short-term incentive compensation element of our total direct compensation program. The MIC Program is designed to motivate and reward named executive officers and other key employees for their contributions to achieving business goals that we believe drive our earnings and create stockholder value. Although the MIC Program is a cash based incentive program, the Committee has sole discretion under the MIC Program to pay an award earned under the MIC Program with stock issued under our 1996 Stock Plan and to set the terms and conditions of such stock award.
     Under the MIC Program, the Committee may establish, for each participant designated by the Committee to participate in the Program, an annual target incentive award. The target MIC Program awards are expressed as a percentage of the participant’s base salary. Typically, the target incentive award for each named executive officer has been threshold (25 percent), target (50 percent) and maximum (100 percent).
     The payment amount, if any, of an MIC Program award may be determined based on the attainment of performance measures, which may include financial and operational performance measures and with respect to each participant, that participant’s individual performance. Annual financial and operational performance measures may be established by the Committee based on recommendations from management. For our named executive officers other than Mr. Harl, the portion of an award which is based on individual performance is determined by the Committee based on the recommendations of Mr. Harl.
     Financial and operational performance measures may be comprised of threshold, target and maximum performance levels which, if achieved, result in payments of 25 percent, 50 percent and 100 percent of each target financial and operational performance measure component, respectively. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component.
     For our 2008 MIC Program awards, our Committee set the performance levels of the financial and operational measures based on three metrics: earnings per share, safety and “days sales outstanding,” a construction industry formula which measures, and is a reflection of, the procedures and practices applied to minimize the number of days required to collect revenue earned.
     With respect to bonus awards for 2009, in March 2009, the Company became increasingly concerned that the steep and rapid downward shift in the business environment, which it did not anticipate, could affect the Company’s results and total stockholder return for 2009. Accordingly, because the economic turmoil and uncertainty created a lack of visibility, the Committee decided not to commit to any bonus award amounts as a percentage of base salary or to establish any financial or operational performance metrics for 2009 under the MIC Program. The Committee decided instead to make bonus awards on a discretionary basis rather than a set formula after it had an opportunity to review the Company’s operational and financial outcomes and successes for 2009.
     In light of the continuing impact of weak industry conditions on the Company’s 2009 financial results, the Committee declined to award any bonuses to the named executive officers in 2009.
     The Committee may establish performance metrics for 2010, but retain full discretion to make bonus awards which vary from a set formula in order to address the uncertainties associated with the economic environment and the Company’s pending acquisition of InfrastruX Group, Inc.
     Long-term Equity Compensation
     In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan. The 1996 Stock Plan permits the Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock rights, to executive officers and key management employees of the Company based on competitive practices and the Company’s overall performance. Stock options, restricted stock and restricted stock rights awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for our continued success. An option award may be either an incentive stock option (an “ISO”) or a non-qualified stock option (a “NSO”). The Committee takes into account management’s recommendations regarding the number of shares or options and the number of shares of restricted stock or restricted stock rights to be awarded to specific employees.
     To date, the Committee has granted ISO, NSO and restricted stock and restricted stock rights awards to executive officers and key employees from time to time. We use stock options, restricted stock and restricted stock rights awards as long-term incentive devices since such awards provide the clearest tie between enhanced stockholder wealth and executive pay.
     Although we may award a limited number of stock options in special situations, since 2004, we have issued primarily restricted stock and restricted stock rights to our executive officers. The Committee believes that restricted stock and restricted stock rights offer advantages over stock options, including the following:

•	Restricted stock provides an equally motivating form of incentive compensation, while enabling us to issue fewer shares, thereby reducing potential dilution.
•	Since our stock price has historically been volatile, stock options provide limited retention value, especially during periods when the strike price for our stock options exceeds the market price for our common stock.
To date, all of our restricted stock awards are time vested. We have not awarded restricted stock or restricted stock rights with performance conditions. The Committee continues to evaluate market practice and structure of long-term equity compensation regarding the prevalence and design features of performance-based long-term incentive awards. The Committee intends to implement changes in 2011 to its long-term incentive strategy for the named executive officers, including incorporating performance contingent awards as part of the equity program. The changes in the structure of the equity program to include performance-based equity grants will also apply to the CEO.
     In March 2009, based on market data provided by Towers Perrin, we issued long-term equity incentive awards by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
Jerrit Coward	20,000
Arlo DeKraai	10,000
Clayton Hughes	10,000
The restricted stock awards to Messrs. Coward, DeKraai and Hughes provide for vesting in four equal annual installments. However, under a Separation Agreement and Release effective February 25, 2010, the vesting of 38,193 shares of restricted stock previously awarded to Mr. DeKraai, including the 10,000 restricted shares awarded in 2009, was accelerated to his February 28, 2010, retirement date. The Committee accelerated the vesting of the awards in order to reward Mr. DeKraai for his exemplary service to the Company and to provide consideration for the release he granted to the Company in connection with his retirement.
     In addition to the March 2009 awards to Messrs. Coward, DeKraai and Hughes, we awarded 50,000 shares of restricted stock to Mr. Harl in January 2009, of which 25,000 shares vested on December 31, 2009, and the remainder will vest on December 31, 2010. Twenty-five thousand shares of restricted stock were awarded to Mr. Welch in August 2009, which will vest with respect to 12,500 shares on each of August 28, 2010, and August 28, 2011. These awards were made in accordance with Mr. Harl’s and Mr. Welch’s respective employment agreements.
     When making 2009 long-term equity incentive grants, the Committee noted the major contributions by each of the named executive officers to the Company’s significant achievements in 2008, including:
•	2008 was one of the most meaningful years for Willbros in its 100 year history;
•	We generated strong financial results and record cash flows from operations, as we continued to reap the benefits of our efforts to further position Willbros as a leader in the engineering and construction industry;
•	We made significant progress towards key strategic objectives to expand and support our growth; and
•	We also made substantial progress towards operational and financial improvements to our business model, preparing us for the challenges of the current market environment, including:
o	Improving our strategic planning process to better align our resources with both current opportunities and long term growth objectives;

o	Redirecting our sales process to most efficiently target the right customers with the right opportunities;
o	Reducing our costs through improved procurement processes and procedures;
o	Reinforcing our project execution skills, particularly as we began to see a shift toward more fixed price contracts in our U.S. pipeline construction business;
o	Lowering our effective tax rate; and
o	Receiving stockholder approval to re-domicile the Company from Panama to Delaware which, among other benefits, better positioned us for U.S. government contracts.
     In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our named executive officers, the Committee also considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, or a supplemental executive retirement plan or post-retirement health benefits.
     In December 2009, the Committee and the Board reviewed the vesting provisions of certain awards of restricted stock previously made to Mr. Harl in January 2008. A total of 26,000 of such restricted shares would not have vested until December 31, 2011, and 2012, which is after the term of Mr. Harl’s current employment agreement expires on December 31, 2010. The Committee and the Board (with Mr. Harl abstaining) approved the accelerated vesting of such shares on December 31, 2010. The Committee changed the vesting schedule for such shares in order for vesting to coincide with the expiration date of his current employment agreement and because the Committee believes that the long-term equity incentive awards to Mr. Harl continue to be below market when compared to the peer group.
     In addition, in January 2010, the Committee awarded 50,000 shares of restricted stock to Mr. Harl, all of which will vest on December 31, 2010. This award was made in accordance with Mr. Harl’s employment agreement.
     Timing and Pricing of Stock Option Awards
     All awards of stock options under the aforementioned programs previously made and which may be made in the future are made at or above the market price at the time of the award. Any awards of stock options to executives would typically be made at the Committee’s regularly scheduled meetings in January or March. Newly hired or promoted executives may receive awards of stock options on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date.
     Stock Ownership Guidelines
     At this time, we do not have any guidelines in place which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock.
     Retirement and Other Benefits
     We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of our common stock were suspended in 2005, and removed as an option on January 9, 2006.
     We suspended the on-going matching contribution beginning May 1, 2009, and instead provided for a discretionary matching contribution for the remainder of 2009. Based on our financial performance and profitability, no discretionary match was made for the period May 1, 2009 through December 31, 2009. In January 2010, the Company reinstated employer matching of employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash.

     Perquisites
     We provide our named executive officers with a limited number of perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to our named executive officers.
     An item is not considered a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is considered a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.
We provide the following:
•	Executive Life Plan. Our executive officers may be reimbursed for up to $3,500 in premiums paid for the purchase of life insurance to meet their family needs.
•	Medical. Each of our executive officers is reimbursed for the expense of an annual fully comprehensive medical examination with the physician of his or her choice. In addition, we sponsor an executive medical program for our executive officers, which provides for reimbursement for the executive officer and eligible dependents for eligible medical expenses not covered by the Willbros Group Medical Plan and which provides an accidental death and dismemberment benefit. We believe the Company benefits from these perquisites by encouraging our executive officers to protect their health.
•	Vehicle Fuel and Maintenance Allowance. We reimbursed our named executive officers in 2009 for fuel expenses.
Executive Severance Plan
     Change in Control
     In October 1998, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. Severance Plan (the “Executive Severance Plan”), effective January 1, 1999. The Board adopted the Executive Severance Plan in lieu of entering into new employment agreements with the executive officers at that time. Since the Executive Severance Plan was scheduled to expire on December 31, 2003, the Committee approved and recommended, and the Board adopted, a restated and amended Severance Plan (the “Restated Executive Severance Plan”), effective September 25, 2003. Of our executive officers, Messrs. Harl and Welch are the only participants in the Restated Executive Severance Plan.
     The initial term of the Restated Executive Severance Plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Board adopted the Restated Executive Severance Plan as part of its ongoing, periodic review of our compensation and benefits programs and in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:
•	incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;
•	assurance of severance and benefits for terminated employees; and

•	access to the equity component of total compensation after a change in control.
     The Restated Executive Severance Plan provides that a participant whose employment is terminated other than for cause by the Company when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to severance compensation:
•	equal to 300 percent of the participant’s annual base compensation;
•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;
•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs;
•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and
•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The Restated Executive Severance Plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans,
•	reduction in scope of participant’s authorities, duties, or title, or
•	material change in the location of a participant’s principal place of employment by the Company, when a change in control of the Company is imminent or within 18 months after a change in control of the Company has occurred, shall be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment other than for cause by the Company.
     Separation
     In addition to providing severance benefits to participants whose employment is terminated in connection with a change in control, the Restated Executive Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control of the Company shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the Restated Executive Severance Plan will be subject to either a one-year or two-year competition restriction depending on the basis for the termination. A participant in the Restated Executive Severance Plan whose employment is terminated other than for cause will only be entitled to severance benefits either as described above in connection with a change in control or as described in this paragraph in the absence of a change in control.
     Additional payments may be required or permitted in some circumstances either in accordance with the terms of an executive officer’s employment agreement or as a result of negotiations with executives. For example, we entered into separation agreements specifying pay and benefits with executive officers Jay Dalton and Arlo DeKraai in March 2009 and February 2010, respectively.
     The benefits provided which are not in connection with a change in control, whether pursuant to the Restated Executive Severance Plan, or an executive officer’s employment agreement or separation agreement, provide severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees and from competition and/or non-solicitation restrictions.

     The Committee has generally been provided with information illustrating the payments that the named executive officers, including the CEO, would be entitled to under various termination scenarios. The Committee evaluates and examines CEO compensation based on marketplace data and reviews the impact of such compensation awards on an annual basis.
     Tax Payments
     All taxes on severance payments made under the Restated Executive Severance Plan are the participant’s responsibility; provided, however, the Restated Executive Severance Plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that Section 4999 gross-up payments are appropriate for our most senior level executives.
Management Severance Plan
     In September 2005, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. Management Severance Plan (as amended and restated effective January 2006, the “Management Severance Plan”). Of our executive officers, only Mr. Coward is a participant in the Management Severance Plan. The initial term of the Management Severance Plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company or who voluntarily terminates his employment for “good reason” within two years after a change in control of the Company has occurred, shall be entitled to severance compensation equal to:
•	100 percent of the participant’s annual base compensation;
•	100 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;
•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;
•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and
•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.
A participant in the Management Severance Plan may also be entitled to receive a payment in an amount sufficient to make the participant whole for any excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.

Tax and Accounting Implications
     Policy Regarding Tax Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. publicly-held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid to the Company’s CEO and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1,000,000 limit. While we generally prefer to optimize the deductibility of compensation paid to our executive officers, we also intend to maintain the flexibility necessary to provide cash and equity compensation in line with our stated compensation philosophy and competitive market practice even if these amounts are not fully deductible. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility.
     Nonqualified Deferred Compensation
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we have operated in good faith compliance with the statutory provisions, which were effective January 1, 2005, and the final regulations, which were effective January 1, 2008, and that our deferred compensation arrangements were in documentary compliance with statutory and regulatory requirements as of December 31, 2008.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
William B. Berry, Chairman
Robert L. Sluder
Edward J. DiPaolo (elected May 27, 2009)

Summary Compensation Table
     The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. Messrs. DeKraai and Hughes joined Willbros on November 20, 2007, and Mr. Hughes was promoted to President of Downstream Oil and Gas in July 2009. Mr. Coward was promoted to President of Upstream Oil and Gas in December 2008. Mr. Dalton resigned on March 31, 2009. Mr. DeKraai retired as an officer and employee on February 28, 2010, but will continue as a member of the Board of Directors. The amounts listed below in the “Stock Awards” and “All Other Compensation” columns include amounts paid or accrued pursuant to employment and separation arrangements between us and Mr. Dalton.
     We have employment agreements with Messrs. Harl, Welch and Hughes and had employment agreements with Mr. Dalton until March 31, 2009, when he resigned, and Mr. DeKraai until February 28, 2010, when he retired. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control — Employment Agreements” below. The Company entered into a separation agreement with Mr. Dalton on March 31, 2009, when he resigned. For additional information regarding his separation agreement, see the caption “Potential Payments Upon Termination or Change of Control — Separation Agreements” below.

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
							Incentive	Deferred
				Stock		Option	Plan	Compensation	All Other
		Salary	Bonus	Awards		Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(3)	($)	($)(4)	($)(5)		($)
Robert R. Harl	2009	700,000	—	423,500		—	—	—	26,971	(6)	1,150,471
President and Chief	2008	700,000	—	4,052,383		—	892,000	—	9,200		5,653,583
Executive Officer	2007	600,000	— (7)	2,993,000		—	—	—	9,200		3,602,200

Van A. Welch	2009	408,000	—	323,000		—	—	—	6,000		737,000
Senior Vice President	2008	398,834	—	1,217,946		—	308,040	—	9,200		1,934,020
and Chief Financial Officer	2007	360,503	—	761,490		—	— (8)	—	19,007		1,141,000

Arlo B. DeKraai	2009	409,008	—	89,400		—	—	—	6,000		504,408
Executive Vice President	2008	334,329	—	1,141,500		—	253,001	—	6,327		1,735,157
	2007	38,379	24,740	—		—	—	—	—		63,119

Jerrit M. Coward	2009	323,958	—	178,800		—	—	—	6,000		508,758
President of Upstream Oil and Gas

Clayton W. Hughes	2009	325,008	—	89,400		—	—	—	6,000		420,408
President of Downstream Oil and Gas

John T. Dalton	2009	101,887 (9)	—	1,121,700	(10)	—	—	—	2,833,933	(11)	4,057,520
Former Senior Vice President	2008	403,894	—	805,860		—	277,134	1,075	33,277		1,521,240
and General Counsel	2007	386,250	—	1,086,455		—	— (8)	6,466	11,702		1,490,873

(1)	In October 2009, we implemented a program whereby the named executive officers received restricted stock in lieu of 25 percent of their base salaries for the remainder of 2009. The named executive officers received a number of restricted shares of our common stock with a value equivalent to the amount of the salary reduction. The restricted shares will vest over a three year period. See “Grants of Plan-Based Awards During 2009,” below.

(2)	Consists of compensation paid as a discretionary bonus.

(3)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount of stock awards equals the product of the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting of stock awards is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures.

Note on Impact of SEC Rule Change: Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award and option award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards and option awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, to the extent applicable, each named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(4)	Mr. Dalton was awarded a discretionary bonus for 2005 payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earned interest at the rate of 10 percent annually until the date of payment. Payment of the installments was conditioned on the continued employment of Mr. Dalton on the due date of the installment. The total amount of interest earned on the deferred bonus by Mr. Dalton for 2008 and 2007 was $2,466 and $14,829, respectively.

(5)	The amounts shown for 2009 include contributions by us to (a) our 401(k) Plan in the amount of $6,000 for each of Messrs. Harl, Welch, DeKraai, Coward, Hughes and Dalton; and (b) our Executive Life Plan in the amount of $3,194 for Mr. Dalton.

Does not include the value of perquisites and other personal benefits for 2009 for each of Messrs. Welch, DeKraai, Coward and Hughes because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2008 for each of Messrs. Harl, Welch and DeKraai because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2007 for each of Messrs. Harl, DeKraai and Dalton because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(6)	In addition to the items included in footnote (5) above, the amount for Mr. Harl includes the cost to us attributable to reimbursement of his legal fees and expenses in connection with the negotiation of a new employment agreement, a vehicle fuel and maintenance allowance and reimbursement of the travel expenses of his spouse for one trip when she accompanied him to a major business conference.

(7)	In lieu of any cash bonus for 2007, on March 12, 2008, Mr. Harl was granted 8,220 shares of restricted stock under our 1996 Stock Plan, which stock vested in two equal installments on March 12, 2009, and March 12, 2010. The grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of restricted stock was $284,083.

(8)	Messrs. Welch and Dalton earned bonuses for 2007 under our Management Incentive Compensation Program in the amounts of $147,578 and $158,324, respectively. We elected to pay 100 percent of these bonuses in restricted stock with vesting to occur over the next two years. Accordingly, on March 12, 2008, Messrs. Welch and Dalton were granted 4,440 shares and 4,750 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock vested in two equal installments on March 12, 2009, and March 12, 2010. Since the shares vested over a period of time and were subject to forfeiture, we increased slightly the number of shares issued to them. The grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of restricted stock granted to Messrs. Welch and Dalton was $153,446 and $164,160, respectively.

(9)	The amount shown relates to base salary paid to Mr. Dalton through his March 31, 2009, termination date.

(10)	In connection with Mr. Dalton’s resignation, the vesting of 55,875 shares of restricted stock was accelerated to March 31, 2009, and the exercise period for vested options to purchase 50,000 shares of our common stock at a price of $7.26 per share was extended until October 30, 2012. The amount shown in the Stock Awards column includes $1,077,677, which represents the incremental value to Mr. Dalton as a result of the accelerated vesting of the shares of restricted stock.

(11)	In addition to the items included in footnote (5) above, in connection with Mr. Dalton’s resignation, Mr. Dalton is entitled to receive a severance payment of $407,550, his base salary through October 31, 2011 (reduced in the final year of his severance agreement by an amount equal to his initial severance payment of $407,550), annual cash bonuses of $509,438 for each of 2009 and 2010, payment of $424,500 in lieu of a 2011 bonus payment, a separation payment of $220,000 and continued medical coverage through October 31, 2011. In addition to these items, the amount for Mr. Dalton also includes the cost to us attributable to contributions by us to our Executive Medical Plan.
Grants of Plan-Based Awards During 2009
     The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2009. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant Date
									Number of	Number of	Exercise or	Fair Value
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock	Underlying	of Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)(2)	(#)	($ / Sh)	($)
Robert R. Harl	—	—	525,000 (3)	787,500 (3)	1,050,000 (3)	—	—	—	—	—	—	—
	1/1/09	12/4/08	—	—	—	—	—	—	50,000	—	—	423,500
	10/29/09	10/29/09	—	—	—	—	—	—	2,873	—	—	40,337
	12/2/09	12/2/09	—	—	—	—	—	—	26,000 (4)	—	—	0 (4)

Van A. Welch	8/28/09	8/28/09	—	—	—	—	—	—	25,000	—	—	323,000
	10/29/09	10/29/09	—	—	—	—	—	—	1,674	—	—	23,503

Arlo B. DeKraai	3/12/09	3/12/09	—	—	—	—	—	—	10,000	—	—	89,400
	10/29/09	10/29/09	—	—	—	—	—	—	1,678	—	—	23,559

Jerrit M. Coward	3/12/09	3/12/09	—	—	—	—	—	—	20,000	—	—	178,800
	10/29/09	10/29/09	—	—	—	—	—	—	1,334	—	—	18,729

Clayton W. Hughes	3/12/09	3/12/09	—	—	—	—	—	—	10,000	—	—	89,400
	10/29/09	10/29/09	—	—	—	—	—	—	1,334	—	—	18,729

John T. Dalton	3/12/09	3/12/09	—	—	—	—	—	—	5,000	—	—	44,700
	3/31/09	3/31/09	—	—	—	—	—	—	105,875	—	—	1,077,000 (5)

(1)	These stock awards were granted under our 1996 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2009 table below.

(2)	In October 2009, we implemented a program whereby the named executive officers received restricted stock in lieu of 25 percent of their base salaries for the remainder of 2009. The named executive officers received a number of restricted shares of our common stock with a value equivalent to the amount of the salary reduction. Stock awards made on October 29, 2009, were issued pursuant to this program and will vest over a three year period.

(3)	Under Mr. Harl’s employment agreement, during 2009 he could have earned a cash bonus of up to 150 percent of his base salary (or $1,050,000) if certain net income target performance goals were achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for 2009 as approved by the Board of Directors before deducting any net income performance bonus payable to Mr. Harl and/or otherwise to employees.

(4)	On December 2, 2009, the vesting of 26,000 shares of Mr. Harl’s restricted stock was accelerated to December 31, 2010. Due to the decline in our stock price between the date of the original award and the date on which vesting was accelerated, the incremental value to Mr. Harl as a result of the accelerated vesting of the shares of restricted stock was zero.

(5)	On March 31, 2009, in connection with Mr. Dalton’s resignation, the vesting of 55,875 shares of restricted stock was accelerated to March 31, 2009, and the exercise period for vested options to purchase 50,000 shares of our common stock at a price of $7.26 per share was extended until October 30, 2012. The amount shown in the Grant Date Fair Value of Stock and Option Awards column represents the incremental value to Mr. Dalton as a result of the accelerated vesting of the shares of restricted stock and the extension of the exercise period for the stock options.
Outstanding Equity Awards at Fiscal Year-End for 2009
     The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2009.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
			Equity					Incentive	Plan
			Incentive					Plan	Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)
Robert R. Harl	80,000	20,000 (2)	—	18.01	1/19/16	170,149 (3)	2,870,414	—	—

Van A. Welch	37,500	12,500 (4)	—	17.79	8/27/16	53,895 (5)	909,209	—	—

Arlo B. DeKraai	—	—	—	—	—	36,678 (6)	618,758	—	—

Jerrit M. Coward	10,000	—	—	16.10	11/16/16	36,424 (7)	614,473	—	—

Clayton W. Hughes	—	—	—	—	—	31,334 (8)	528,605	—	—

John T. Dalton	50,000	—	—	7.26	10/29/12	— (9)	—	—	—

(1)	Based on the closing price of our common stock on December 31, 2009 ($16.87), as reported on the New York Stock Exchange.

(2)	These options become exercisable on December 31, 2010.

(3)	These shares of restricted stock vest as follows: 13,000 shares on January 15, 2010; 4,110 shares on March 12, 2010; 100,166 shares on December 31, 2010; 50,000 shares on March 1, 2011; 958 shares on each of October 1, 2010 and 2011; and 957 shares on October 1, 2012.

(4)	These options become exercisable on August 28, 2010.

(5)	These shares of restricted stock vest as follows: 2,220 shares on March 12, 2010; 29,167 shares on August 28, 2010; 20,834 shares on August 28, 2011; and 558 shares on each of October 1, 2010, 2011 and 2012.

(6)	These shares of restricted stock were originally scheduled to vest as follows: 25,000 shares on November 20, 2010; 2,500 shares on each of March 12, 2010, 2011, 2012 and 2013; 559 shares on each of October 1, 2010 and 2011; and 560 shares on October 1, 2012. Pursuant to his separation agreement, the vesting of these shares of restricted stock was accelerated to Mr. DeKraai’s February 28, 2010 retirement date.

(7)	These shares of restricted stock vest as follows: 1,250 shares on March 1, 2010 and March 1, 2011; 3,750 shares on each of January 15, 2010, 2011 and 2012; 1,340 shares on March 12, 2010; 5,000 shares on each of March 12, 2010, 2011, 2012 and 2013; and 445 shares on each of October 1, 2010 and 2011; and 444 shares on October 1, 2012.

(8)	These shares of restricted stock vest as follows: 20,000 shares on November 22, 2010; 2,500 shares on each of March 12, 2010, 2011, 2012 and 2013; and 445 shares on each of October 1, 2010 and 2011; and 444 shares on October 1, 2012.

(9)	Pursuant to Mr. Dalton’s separation agreement with us, all shares of restricted stock vested in full on March 31, 2009.

Option Exercises and Stock Vested During 2009
     The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Robert R. Harl	—	—	107,944	1,690,403

Van A. Welch	—	—	20,869	249,409

Arlo B. DeKraai	—	—	—	—

Jerrit M. Coward	—	—	8,212	70,589

Clayton W. Hughes	—	—	—	—

John T. Dalton	—	—	76,125	713,300

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control
     The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2009, termination date and, where applicable, using the closing price of our common stock of $16.87 (as reported on the New York Stock Exchange) as of December 31, 2009. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.
     Mr. Dalton resigned on March 31, 2009. For a discussion of the amounts paid to Mr. Dalton in connection with his separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control — Separation Agreements,” below.
Robert R. Harl

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($700,000)	$0	$0	$0	$700,000	(2)	$0	$2,100,000	(3)	$0
Short-term Incentive	$0	$0	$0	$1,050,000	(4)	$0	$3,726,000	(5)	$1,050,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	(7)	$0	$0	(7)	$0	(7)
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$3,713,914	(8)	$0	$3,713,914	(8)	$3,713,914	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)[9]	$0	$0	$0	$14,160		$0	$19,092		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$10,950	(10)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$3,820,696	(11)	$0
Total	$0	$0	$0	$5,478,074		$0	$13,390,652		$4,763,914

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2009.

(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of his agreement (through December 31, 2010).

(3)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of such agreement (through December 31, 2010), and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary. Mr. Harl’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under his employment agreement.

(4)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible ($1,050,000 per year based on the achievement of certain performance goals) for each uncompleted year of the term of the agreement (one year) if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control. Under our severance plan, Mr. Harl would be entitled to a payment equal to three times the largest cash bonus he received during the 36 months preceding his termination plus an amount equal to his aggregate annual bonus opportunity for the year of termination ($1,050,000) prorated for the number of days elapsed in the year until the date of his termination. He received a $892,000 bonus in 2009. Mr. Harl’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Harl or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which

Mr. Harl was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Harl was awarded 100,000 stock options on January 20, 2006. 80,000 of those options have vested as of December 31, 2009, and the vesting of the remaining 20,000 options would be accelerated to December 31, 2009, if his employment were terminated under the circumstances indicated, however, the exercise price of such options was greater than the closing price of the stock as of December 31, 2009.

(8)	170,149 shares of restricted stock awarded to Mr. Harl were unvested as of December 31, 2009. Under his employment agreement, Mr. Harl will be awarded 50,000 shares of restricted stock on January 1, 2010. The award and vesting of those yet to be awarded shares as well as the vesting of the 170,149 awarded, but unvested shares would be accelerated to December 31, 2009.

(9)	Under his employment agreement, Mr. Harl would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term (12 months). Under our severance plan, Mr. Harl’s medical/dental and life insurance coverage would continue for 18 and 24 months, respectively (six months and one year beyond the end of his employment term), if his termination is involuntary and in anticipation of or within three years after a change in control or voluntary for good reason within 18 months after a change in control. The amounts reflected are the employer cost for continuation of his coverage, as the case may be, under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amounts to present value as of December 31, 2009.

(10)	Under our severance plan, Mr. Harl would be eligible for reimbursement of the taxes payable by him with respect to 18 and 24 months of medical/dental and life insurance, respectively, that would not be payable were he still an employee if his termination is involuntary and in anticipation of or within three years after a change in control or voluntary for good reason within 18 months after a change in control.

(11)	Under our severance plan, Mr. Harl is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
Van A. Welch

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($408,000)	$0	$0	$0	$673,200	(2)	$0	$1,224,000	(3)	$0
Short-term Incentive	$0	$0	$0	$1,020,000	(4)	$0	$1,944,120	(5)	$510,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	(7)	$0	$0	(7)	$0	(7)
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$1,330,959	(8)	$0	$1,330,959	(8)	$1,330,959	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(9)	$0	$0	$0	$22,400		$0	$22,780		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$10,950	(10)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$1,639,642	(11)	$0
Total	$0	$0	$0	$3,046,559		$0	$6,172,451		$1,840,959

(1)	Under our retirement policies, Mr. Welch was not eligible for retirement on December 31, 2009.

(2)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011).

(3)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011), and under our severance plan he would be entitled to a lump sum payment equal to three times his base salary. Mr. Welch’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement. The amount payable under our severance plan is greater than the amount payable under his employment agreement.

(4)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control ($510,000 x two years). Under our severance plan, Mr. Welch would be entitled to a payment equal to three times the largest cash bonus he received during the 36 months preceding his termination plus an amount equal to his aggregate annual bonus opportunity for the year of termination ($510,000) prorated for the number of days elapsed in the year until the date of his termination. He received a $308,040 bonus in 2009. Mr. Welch’s employment agreement provides that amounts paid under our severance plan may not be duplicative of amounts paid under the employment agreement.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Welch or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Welch was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Welch would immediately vest in 12,500 stock options granted to him on August 28, 2006, however, the closing price of our stock on December 31, 2009, was greater than the exercise price of those options.

(8)	Under his employment agreement, Mr. Welch would be entitled to the accelerated vesting and granting and vesting of 78,895 shares of restricted stock.

(9)	Under his employment agreement, Mr. Welch would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term (20 months). Under our severance plan, Mr. Harl’s medical/dental and life insurance coverage would continue for 18 and 24 months, respectively (six months and one year beyond the end of his employment term), if his termination is involuntary and in anticipation of or within three years after a change in control or voluntary for good reason within 18 months after a change in control. The amounts reflected are the employer cost for continuation of his coverage, as the case may be, under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies for 20 months, plus, in the event the termination is in connection with a change in control, an additional four months of life insurance coverage. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2009.

(10)	Under our severance plan, Mr. Welch would be eligible for reimbursement of the taxes payable by him with respect to 18 and 24 months of medical/dental and life insurance, respectively, that would not be payable were he still an employee if his termination is involuntary and in anticipation of or within three years after a change in control or voluntary for good reason within 18 months after a change in control.

(11)	Under our severance plan, Mr. Welch is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.

Arlo B. DeKraai

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination	Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)	Disability
Compensation:
Base Salary ($409,000)	$0	$0	$0	$363,058 (2)	$0	$363,058 (2)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$0	$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$618,758 (3)	$0	$618,758 (3)	$618,758 (3)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$0	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$981,816	$0	$981,816	$618,758

(1)	Under our retirement policies, Mr. DeKraai was not eligible for retirement on December 31, 2009.

(2)	Under his employment agreement, Mr. DeKraai would receive his base compensation for the remainder of the term of his employment agreement.

(3)	Under the award agreements whereby Mr. DeKraai was awarded shares of restricted stock, the vesting of 36,678 of those shares would be accelerated.
Jerrit M. Coward

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination	Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)	Disability
Compensation:
Base Salary ($325,000)	$0	$0	$0	$0	$0	$270,083 (2)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$0	$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$614,473 (3)	$0	$614,473 (3)	$614,473 (3)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$0	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$614,473	$0	$884,556	$614,473

(1)	Under our retirement policies, Mr. Coward was not eligible for retirement on December 31, 2009.

(2)	Under our Management Severance Plan, Mr. Coward would be entitled to (i) a payment equal to the amount of his annual base compensation, (ii) a payment equal to the amount of the largest cash bonus he had received in the 36 months preceding his termination, (iii) a payment equal to his maximum bonus opportunity for the year of his termination, and (iv) health and life insurance benefits for twelve months following his termination; however, the total of his severance benefit plus 280G gross-up payment under the Management Severance Plan are subject to a limitation that is dependent on his average annual compensation for the five years preceding the year of his termination and his change of control payments outside the Management Severance Plan. The amount set forth for base salary reflects the limitation.

(3)	Under the award agreements whereby Mr. Coward was awarded shares of restricted stock, the vesting of 36,424 of those shares would be accelerated.
Clayton W. Hughes

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination	Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)	Disability
Compensation:
Base Salary ($325,008)	$0	$0	$0	$288,500 (2)	$0	$288,500 (2)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$0	$0
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$0	$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$528,605 (3)	$0	$528,605 (3)	$528,605 (3)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$0	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$817,105	$0	$817,105	$528,605

(1)	Under our retirement policies, Mr. Hughes was not eligible for retirement on December 31, 2009.

(2)	Under his employment agreement, Mr. Hughes would receive his base compensation for the remainder of the term of his employment agreement.

(3)	Under the award agreements whereby Mr. Hughes was awarded shares of restricted stock, the vesting of 31,334 of those shares would be accelerated.
     Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl, Van A. Welch and Clayton W. Hughes. John T. Dalton had an employment agreement with us until his resignation on March 31, 2009. Arlo B. DeKraai had an employment agreement with us until his retirement on February 28, 2010.
     Robert R. Harl. We entered into an employment agreement with Mr. Harl on January 20, 2006, as amended June 16, 2006, January 15, 2008, and March 23, 2010. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement is approximately five years, commencing on January 20, 2006, and ending on December 31, 2010 (the “Harl Employment Period”). Beginning January 20, 2006, through December 31, 2006, Mr. Harl earned a base salary of $500,000 per year. Such base salary increased to $600,000 for the period January 1, 2007, through December 31, 2007, to $700,000 for the period beginning January 1, 2008, through March 22, 2010, and to $900,000 beginning March 23, 2010, through the end of the Harl Employment Period, although Mr. Harl has indicated that he will refuse to accept the most recent salary increase through at least the first half of 2010.
     Additionally, Mr. Harl may earn a cash bonus of up to:
•	100 percent of his base salary (or $500,000) for 2006,
•	125 percent of his base salary (or $750,000) for 2007, and

•	150 percent of his base salary (or $1,050,000) for 2008, 2009 and 2010, if certain net income target performance objectives approved by the Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     Under the terms of the agreement, Mr. Harl has been granted stock options and awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On January 20, 2006, non-qualified stock options for 100,000 shares, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;
•	On January 20, 2006, 50,000 shares of restricted stock, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;
•	On January 1, 2007, 100,000 shares of restricted stock, of which 10,000 shares vest as of the date of issuance and vesting for the remaining shares to occur in four equal installments on December 31 of 2007, 2008, 2009 and 2010;
•	On January 1, 2008, 50,000 shares of restricted stock, with vesting to occur in three equal installments on December 31 of 2008, 2009 and 2010;
•	On January 1, 2009, 50,000 shares of restricted stock, with vesting to occur in two equal installments on December 31 of 2009 and 2010; and
•	On January 1, 2010, 50,000 shares of restricted stock, with full vesting to occur on December 31, 2010.
     In the event Mr. Harl’s employment is terminated by us without cause, or due to a constructive discharge, or due to a change in control after December 31, 2006, he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Harl Employment Period, and
•	the maximum available amount of his unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Harl Employment Period at the time of termination.
If Mr. Harl voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Harl Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Harl’s death or disability, he or his beneficiaries, as the case may be, will receive, among other things:
•	his base salary through the date of death or termination, and
•	the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Harl Employment Period).
In such cases, after December 31, 2006, Mr. Harl is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Harl is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.

     Pursuant to the agreement, during the Harl Employment Period and for a period of one year thereafter, Mr. Harl will not compete with our business or the businesses of our affiliates.
     Van A. Welch. We entered into an employment agreement with Mr. Welch on August 28, 2006. The agreement was amended and restated on December 31, 2008, to conform the agreement to the documentary requirements of Section 409A of the U.S. Internal Revenue Code. The term of the agreement is five years, commencing on August 28, 2006, and ending on August 27, 2011 (the “Welch Employment Period”). During the Welch Employment Period, Mr. Welch will earn a base salary of $350,000 per year. Mr. Welch is eligible for increases in such base salary during the Welch Employment Period.
     Additionally, Mr. Welch is eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Welch is eligible is an amount equal to 125 percent of his base salary.
     Under the terms of the agreement, Mr. Welch has been granted stock options and awarded shares of restricted stock and in the future will be awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On August 28, 2006, non-qualified stock options for 50,000 shares, with vesting to occur in four equal annual installments on August 28 of 2007, 2008, 2009 and 2010;
•	On August 28, 2006, 40,000 shares of restricted stock, with vesting to occur in two equal installments on January 1 of 2007 and 2008;
•	On August 28, 2007, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2008, 2009 and 2010;
•	On August 28, 2008, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2009, 2010 and 2011;
•	On August 28, 2009, 25,000 shares of restricted stock, with vesting to occur in two equal annual installments on August 28 of 2010 and 2011; and
•	On August 28, 2010, 25,000 shares of restricted stock, with full vesting to occur on August 28, 2011.
     Pursuant to the agreement, in the event Mr. Welch’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our severance plan, as amended and restated effective September 25, 2003, as such may be further amended) he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Welch Employment Period, and
•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Welch Employment Period at the time of termination.
If Mr. Welch voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination and no cash bonuses for any years remaining in the Welch Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Welch’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things:
•	his base salary through the date of termination by reason of disability or death, and
•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Welch Employment Period).
In such cases, Mr. Welch is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Welch is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Welch Employment Period, Mr. Welch will not compete with our business or the businesses of our affiliates.
     Arlo B. DeKraai. We entered into an employment agreement with Mr. DeKraai on November 20, 2007, as amended December 30, 2008. The term of the agreement is three years, commencing on November 20, 2007, and ending on November 19, 2010 (the “DeKraai Employment Period”). On February 28, 2010, Mr. DeKraai retired and his employment ended. He will continue to receive certain payments under the agreement. See “- Separation Agreements — Arlo B. DeKraai” below. During the DeKraai Employment Period, until adjusted by the mutual agreement of Mr. DeKraai and the Company, Mr. DeKraai earned a base salary of $330,200 per year.
     Additionally, Mr. DeKraai was eligible for participation in our Management Incentive Compensation Plan.
     Under the terms of the agreement, following our 2008 annual meeting of stockholders, Mr. DeKraai was awarded 25,000 shares of restricted stock under our 1996 Stock Plan, all of which were originally scheduled to vest on November 20, 2010. Pursuant to his separation agreement, the vesting of these shares was accelerated to his February 28, 2010 retirement date.
     Pursuant to the agreement, in the event Mr. DeKraai’s employment was terminated by us without cause, he would have been entitled to continue receiving his base salary during the remainder of the DeKraai Employment Period.
     If Mr. DeKraai voluntarily resigned or was terminated by us for cause, he would have received his base salary through the date of termination. If termination occurred by reason of Mr. DeKraai’s death or total disability, he would have received his base salary through the date of termination, and all restrictions would have lapsed on the 25,000 share restricted stock award.
     Pursuant to the agreement, during the DeKraai Employment Period, Mr. DeKraai was prohibited from competing with our business and the businesses of our affiliates.
     Clayton W. Hughes. We entered into an employment agreement with Mr. Hughes on November 20, 2007, as amended December 31, 2008. The term of the agreement is three years, commencing on November 20, 2007, and ending on November 20, 2010 (the “Hughes Employment Period”). Mr. Hughes was reassigned to a non-executive officer position in March 2010. Beginning January 1, 2008, through the end of the Hughes Employment Period, Mr. Hughes will earn a base salary of $257,200 per year. Mr. Hughes is eligible for increases in such base salary during the Hughes Employment Period.
     Additionally, Mr. Hughes is eligible for participation in our Management Incentive Compensation Plan.
     Under the terms of the agreement, following our 2008 annual meeting of stockholders, Mr. Hughes was awarded 20,000 shares of restricted stock under our 1996 Stock Plan, all of which will fully vest on November 20, 2010.
     In the event Mr. Hughes’ employment is terminated by us without cause, he will be entitled to continue receiving his base salary during the remainder of the Hughes Employment Period, and all restrictions will lapse on the 20,000 share restricted stock award.
     If Mr. Hughes voluntarily resigns or is terminated by us for cause, he will receive his base salary through the date of termination. If termination occurs by reason of Mr. Hughes’ death or total disability, he will receive his base salary through the date of termination, and all restrictions shall lapse on the 20,000 share restricted stock award.
     Pursuant to the agreement, during the Employment Period and for any period during which he is receiving payments in the event of his termination by us without cause, Mr. Hughes will not compete with the businesses of us and our affiliates.
     Separation Agreements. We have entered into separation agreements with the following named executive officers: John T. Dalton and Arlo B. DeKraai.
     John T. Dalton. Effective March 31, 2009, we entered into a separation agreement and release with John T. Dalton, our Senior Vice President and General Counsel, in connection with his resignation from Willbros, effective March 31, 2009 (the “Dalton termination date”). Under the separation agreement and in accordance with the terms of our severance plan, as amended and restated effective September 25, 2003, we paid Mr. Dalton the sum of $407,550 within 60 business days of the Dalton termination date. Under the separation agreement and in accordance with Mr. Dalton’s employment agreement, Mr. Dalton will receive (i) his base salary until October 31, 2011, payable generally on the regular payroll payment dates of the Company, which payments in the last year of the payment period shall be reduced by the $407,550 paid to Mr. Dalton under the severance plan, (ii) an annual cash bonus of $509,438 for each of 2009 and 2010 bonus years payable no later than March 31 of the year following the 2009 and 2010 bonus years, respectively, and (iii) continued medical coverage until the earlier of October 31, 2011, or the date he becomes an employee of an employer offering group medical coverage for which he is eligible. The term of the employment agreement was five years, commencing on November 1, 2006, and ending on October 31, 2011. In addition, within 10 days after the Dalton termination date, we paid Mr. Dalton a separation payment of $220,000 and a payment in lieu of bonus for bonus plan year 2011 of $424,500. The separation agreement also provides for (y) the extension of the exercise period of vested options to purchase 50,000 shares of our common stock at the price of $7.26 per share until October 30, 2012 (the original expiration date of the options), and (z) pursuant to the terms of the restricted stock award agreements evidencing 55,875 shares of restricted stock that had previously been granted to Mr. Dalton under our 1996 Stock Plan, the accelerated vesting of such shares on the Dalton termination date. All payments made pursuant to the severance plan, the employment agreement and the separation agreement are subject to deductions for applicable federal, state and local taxes. Under the separation agreement, Mr. Dalton has given us a release containing customary terms and conditions.
     Arlo B. DeKraai. In connection with Mr. DeKraai’s retirement on February 28, 2010 (the “DeKraai termination date”), we entered into a separation agreement and release effective on the termination date. Mr. DeKraai will continue in his role as a member of our Board of Directors. The term of the employment agreement was three years, commencing on November 20, 2007, and ending on November 19, 2010. Under the separation agreement, Mr. DeKraai will receive (i) a lump sum separation payment in the amount of $300,000 on or before November 30, 2010, (ii) payment of all unused vacation accrued as of the DeKraai termination date, and (iii) continued medical coverage for Mr. DeKraai and his eligible dependents until the earlier of November 30, 2010, or the date he becomes an employee of an employer offering group medical coverage for which he is eligible. The separation agreement provides that Mr. DeKraai will not be entitled to accrual of any further benefits or payments under any of our other plans, other than any vested benefit under any pension or retirement plan sponsored by us. Mr. DeKraai will be entitled to receive compensation as a non-employee member of the Board of Directors beginning December 1, 2010; however, under the separation agreement, Mr. DeKraai will decline the initial award of shares of our restricted stock that would otherwise be awarded to a new non-employee director under the terms of our 2006 Director Restricted Stock Plan. The separation agreement also provides for the accelerated vesting on the DeKraai termination date of 38,193 shares of restricted stock previously granted to Mr. DeKraai under our 1996 Stock Plan. Under the separation agreement, Mr. DeKraai has agreed that, until November 30, 2010, and for so long thereafter as Mr. DeKraai is a member of the Board of Directors, he will not compete with us or any of our affiliates, or solicit any employee of us or any of our affiliates who was actively employed by us or any of our affiliates during the period of Mr. DeKraai’s employment with us. All payments made pursuant to the separation agreement are subject to applicable withholding taxes. Under the separation agreement, Mr. DeKraai has given us a release containing customary terms and conditions.
     Executive Severance Plan. During 2009, Messrs. Harl and Welch were participants in our severance plan, as amended and restated effective September 25, 2003, and as further amended on December 31 2008 (the “executive severance plan”). The initial term of the executive severance plan ended on December 31, 2006. On the last day of such initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We have not given such notice and thus the plan has been extended.
The executive severance plan provides that a participant whose employment is terminated other than for cause by us when a change in control of us is imminent or within three years after a change in control of us has occurred, will be entitled to severance compensation
•	equal to 300 percent of the participant’s annual base compensation;
•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;
•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year in which termination of employment occurs;
•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and
•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The executive severance plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans,
•	reduction in scope of the participant’s authorities, duties, or title, or
•	material change in the location of the participant’s principal place of employment by us, when a change in control of us is imminent or within 18 months after a change in control of us has occurred, will be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment by us other than for cause.
     Finally, the executive severance plan provides that a participant whose employment is terminated by us other than for cause prior to a change in control of us will be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the executive severance plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the executive severance plan are the participant’s responsibility; provided, however, the executive severance plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     Management Severance Plan. During 2009, Mr. Coward was a participant in our management severance plan, as amended and restated effective January 2006 (the “management severance plan”). The initial term of the management severance plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We have not given such notice and thus the plan has been extended.
     The management severance plan provides that a participant whose employment is terminated other than for cause by us or who voluntarily terminates his employment for “good reason” within two years after a change in control of us has occurred, will be entitled to severance compensation equal to:

•	100 percent of the participant’s annual base compensation;
•	100 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;
•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;
•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had continued as our employee; and
•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.
A participant in the management severance plan may also be entitled to receive a payment in an amount sufficient to make the participant whole for any excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code. However, the total of the severance benefit plus any gross-up payment payable to a participant under the management severance plan is subject to certain limits under the management severance plan.
     1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.
Compensation Committee Interlocks and Insider Participation
     During 2009, the Compensation Committee was composed of Robert L. Sluder, Michael J. Bayer (until May 27, 2009), William B. Berry and Edward J. DiPaolo (appointed May 27, 2009), all of whom are independent directors. During 2009, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.
DIRECTOR COMPENSATION
     In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee retained Mercer in 2009 to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provided market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compared each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. The Mercer market data was presented in December 2009.
Cash Compensation
     Non-employee directors are compensated as follows:
•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;
•	each non-employee director receives a fee of $1,500 for each Board meeting attended;
•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves;
•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and
•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.
     For 2009 and 2010, the Board of Directors has suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs due to the economic uncertainties in the oil and gas industry. The annual retainer fees for non-employee directors and chairman of each committee will continue to be paid.
     Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
Amended and Restated 2006 Director Restricted Stock Plan
     We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 250,000 shares of our common stock are available for issuance under this plan. Under this plan:
•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and
•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.
     In the case of an initial award, the number of shares represented by the award will equal $30,000, divided by the fair market value of a share of our common stock on the date of the award. In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change-in-control of us (as defined in our executive severance plan).

Director Compensation Table for 2009
     The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2009. Mr. DiPaolo became a director on May 27, 2009. Messrs. Maier and Taylor retired, having served their full terms as directors, on May 27, 2009.

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
Name	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
(1)	($)(2)	($)(3)	($)(4)	($)	($)	($)	($)
Michael J. Bayer	75,000	74,996	—	—	—	—	149,996

William B. Berry	77,500	74,996	—	—	—	—	152,496

Edward J. DiPaolo	43,750	29,998	—	—	—	—	73,748

Gerald J. Maier	45,000	74,996	—	—	—	—	119,996

John T. McNabb, II	150,000	150,002	—	—	—	—	300,002

Robert L. Sluder	75,000	74,996	—	—	—	—	149,996

James B. Taylor, Jr.	38,750	74,996	—	—	—	—	113,746

S. Miller Williams	95,000	74,996	—	—	—	—	169,996

(1)	Robert R. Harl and Arlo B. DeKraai are not included in this table as each was an officer and employee during 2009 and thus received no compensation for service as a director. The compensation received by each of Messrs. Harl and DeKraai as an officer and employee is shown in the Summary Compensation Table above.

(2)	For 2009, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs due to the economic uncertainties in the oil and gas industry. Amounts represent annual retainer fees for non-employee directors and the chairman of each committee.

(3)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. We began granting stock awards to our non-employee directors in December 2006. As of December 31, 2009, each director has the following aggregate number of shares of restricted stock or restricted stock rights outstanding: Michael J. Bayer: 7,367; William B. Berry: 7,367; Edward J. DiPaolo: 2,227; Gerald J. Maier: -0-; John T. McNabb, II: 14,735; Robert L. Sluder: 7,367; James B. Taylor, Jr.:-0-; and S. Miller Williams: 7,367. On January 12, 2009, each of Messrs. Bayer, Berry, Maier, Sluder, Taylor and Williams were granted an annual award of 7,367 shares of restricted stock (rights in the case of Mr. Maier) with a grant date fair value, computed in accordance with ASC Topic 718, of $74,996, and Mr. McNabb was granted an annual award of 14,735 shares with a grant date fair value of $150,002. On May 27, 2009, Mr. DiPaolo was granted an initial award of 2,227 shares of restricted stock, with a grant date fair value, computed in accordance with ASC Topic 718, of $29,998.

(4)	As of December 31, 2009, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Michael J. Bayer: -0-; William B. Berry: -0-; Edward J. DiPaolo: -0-; Gerald J. Maier: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; James B. Taylor, Jr.: 10,000; and S. Miller Williams: 5,000.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2009, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Number of
Securities
Remaining
	Number of				Available for
	Securities		Weighted		Future Issuance
	to be Issued		Average		Under Equity
	Upon		Exercise		Compensation
	Exercise of		Price of		Plans
	Outstanding		Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants		Warrants		Reflected in
Plan Category	and Rights		and Rights		Column (a))
(a)
Equity compensation plans approved by security holders	356,256	(1)	$15.91	(1)	602,709
Equity compensation plans not approved by security holders	—		—		—

Total	356,256		$15.91		602,709	(2)

(1)	Includes 98,506 shares subject to restricted stock rights. The weighted average exercise price does not take these rights into account.

(2)	Represents the total number of shares available for issuance under (a) our 1996 Stock Plan pursuant to stock options, stock appreciation rights or restricted stock or restricted stock rights, (b) our 1996 Director Stock Plan pursuant to outstanding stock options (no further option grants may be made under this Plan), and (c) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 445,998 shares available for issuance under our 1996 Stock Plan, all may be awarded as restricted stock or restricted stock rights. All 156,711 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.
REPORT OF THE AUDIT COMMITTEE
     Securities and Exchange Commission rules require that a company’s proxy statement contain a report of its audit committee. The role of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2009 with management and our independent auditor. Specifically, the Audit Committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees).

     The Audit Committee has received the written disclosures and the letter from our independent auditor for 2009, Grant Thornton LLP (“Grant Thornton”), required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with Grant Thornton the issue of its independence from us and has concluded that Grant Thornton is independent.
     The Audit Committee has also discussed with our internal auditors and independent auditor, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
S. Miller Williams (Chairman)
Michael J. Bayer
Robert L. Sluder
John T. McNabb, II
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the significance of the transaction to the related person;
•	the significance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.
Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2009.

     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2009, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that one report, covering one transaction, was inadvertently filed late by Mr. DeKraai. Subsequent to the fiscal year ended December 31, 2009, (i) Robert R. Harl inadvertently filed two late reports, each covering one transaction pertaining to fiscal 2010, and (ii) Van A. Welch inadvertently filed one late report covering one transaction pertaining to fiscal 2010.
OTHER MATTERS
Matters Which May Come Before the Annual Meeting
     The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
Proposals of Stockholders
     Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our principal executive offices, Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 24, 2010, to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.
     In accordance with our Bylaws, in order to nominate a candidate for election as a director or properly bring other business before the 2011 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary at the following address: Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 26, 2011, and no later than February 25, 2011.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 26, 2010:
     Stockholders may view this proxy statement, our form of proxy and our 2009 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.
By Order of the Board of Directors,

Lori Pinder
Deputy Corporate Secretary
April 23, 2010
Houston, Texas

EXHIBIT A
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
WHEN DETERMINING DIRECTOR INDEPENDENCE
     A Director will not be independent if:
     (i) The Director is, or has been within the last three years, an employee of the Company;
     (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;
     (iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);
     (iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
     (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
     (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or
     (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.
     For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.
     Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

EXHIBIT B
Willbros Group, Inc.
2010 Stock and Incentive Compensation Plan
Effective as of May 26, 2010

Article 1	Establishment, Purpose, and Duration	1
1.1	Establishment of this Plan	1
1.2	Purpose of this Plan	1
1.3	Duration of this Plan	1
1.4	Successor Plan	1
Article 2	Definitions	1
Article 3	Administration	5
3.1	General	5
3.2	Authority of the Committee	5
3.3	Delegation	6
Article 4	Shares Subject to this Plan and Maximum Awards	6
4.1	Number of Shares Available for Awards	6
4.2	Adjustments in Authorized Shares	7
4.3	Code Section 409A	7
Article 5	Eligibility and Participation	7
5.1	Eligibility	7
5.2	Actual Participation	7
Article 6	Stock Options	8
6.1	Grant of Options	8
6.2	Award Agreement	8
6.3	Option Price	8
6.4	Duration of Options	8
6.5	Exercise of Options	8
6.6	Payment	8
6.7	Restrictions on Share Transferability	8
6.8	Termination of Employment	9
6.9	Nontransferability of Options	9
6.10	Notification of Disqualifying Disposition	9
6.11	$100,000 Annual Limit on ISOs	9
Article 7	Stock Appreciation Rights	9
7.1	Grant of SARs	9
7.2	SAR Agreement	10
7.3	Term of SAR	10
7.4	Exercise of Freestanding SARs	10
7.5	Exercise of Tandem SARs	10
7.6	Payment of SAR Amount	10
7.7	Termination of Employment	10
7.8	Nontransferability of SARs	10
7.9	Other Restrictions	11
Article 8	Restricted Stock and Restricted Stock Units	11
8.1	Grant of Restricted Stock or Restricted Stock Units	11
8.2	Restricted Stock or Restricted Stock Unit Agreement	11
8.3	Nontransferability of Restricted Stock and Restricted Stock Units	11
8.4	Other Restrictions	11
8.5	Certificate Legend	11
8.6	Voting Rights	12
8.7	Dividends and Other Distributions	12
8.8	Termination of Employment	12
8.9	Payment in Consideration of Restricted Stock Units	12
Article 9	Performance Shares and Performance Units	12
9.1	Grant of Performance Shares and Performance Units	12
9.2	Value of Performance Shares and Performance Units	12

B-i

9.3	Earning of Performance Shares and Performance Units	13
9.4	Form and Timing of Payment of Performance Shares and Performance Units	13
9.5	Termination of Employment	13
9.6	Nontransferability of of Performance Shares and Performance Units	13
Article 10	Cash-Based Awards and Stock-Based Awards	13
10.1	Grant of Cash-Based Awards	13
10.2	Value of Cash-Based Awards	13
10.3	Payment in Consideration of Cash-Based Awards	13
10.4	Form and Timing of Payment of Cash-Based Awards	13
10.5	Stock-Based Awards	14
10.6	Termination of Employment	14
10.7	Nontransferability of Cash-Based Awards and Stock-Based Awards	14
Article 11	Performance Measures	14
Article 12	Beneficiary Designation	15
Article 13	Rights of Employees	16
13.1	Employment	16
13.2	Participation	16
13.3	Rights as a Stockholder	16
Article 14	Change of Control	16
14.1	Accelerated Vesting and Payment	16
14.2	Alternative Awards	17
Article 15	Amendment, Modification, Suspension, and Termination	17
15.1	Amendment, Modification, Suspension, and Termination	17
15.2	Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events	18
15.3	Awards Previously Granted	18
Article 16	Withholding	18
Article 17	Successors	18
Article 18	General Provisions	18
18.1	Forfeiture Events	18
18.2	Legend	19
18.3	Delivery of Title	19
18.4	Investment Representations	19
18.5	Employees Based Outside of the United States	19
18.6	Uncertificated Shares	19
18.7	Unfunded Plan	19
18.8	No Fractional Shares	20
18.9	Other Compensation and Benefit Plans	20
18.10	No Constraint on Corporate Action	20
18.11	Six-Month Delay for Specified Employees	20
18.12	Separation from Service	20
18.13	Section 457A	20
18.14	Compliance with Code Section 409A	21
Article 19	Legal Construction	21
19.1	Gender And Number	21
19.2	Severability	21
19.3	Requirements of Law	21
19.4	Governing Law	21

B-ii

Willbros Group, Inc.
2010 Stock and Incentive Compensation Plan
Article 1.
Establishment, Purpose, and Duration
     1.1 Establishment of this Plan. Willbros Group, Inc., a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the 2010 Stock and Incentive Compensation Plan (this “Plan”), as set forth in this document.
     This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.
     This Plan shall become effective, if approved by the Board and stockholders, on May 26, 2010 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 of this document.
     1.2 Purpose of this Plan. The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance.
     This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operations are largely dependent.
     1.3 Duration of this Plan. This Plan shall commence as of the Effective Date and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate this Plan at any time under Article 15, until all Shares subject to this Plan have been purchased or acquired according to this Plan’s provisions.
     1.4 Successor Plan. This Plan shall serve as the successor to the Willbros Group, Inc. 1996 Stock Plan, as amended (the “Predecessor Plan”), and no further grants shall be made under the Predecessor Plan from and after the Effective Date of this Plan.
Article 2.
Definitions
     Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
     “Affiliate” shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.
     “Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.
     “Award Agreement” means either (a) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this

Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.
     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
“Board” or “Board of Directors” means the Board of Directors of the Company.
     “Cash-Based Award” means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.
     “Cause” unless otherwise specified in the Award Agreement, means (a) the willful failure by the Participant to perform substantially the Participant’s duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (b) the Participant’s engaging in serious misconduct that is injurious to the Company or any Affiliate in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (c) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony, or (d) the breach by the Participant of any written covenant or agreement with the Company or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate.
     “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:
     (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total Voting Power of all the then outstanding Voting Securities;
     (b) any Person purchases or otherwise acquires under a tender offer, securities of the Company representing thirty percent (30%) or more of the total Voting Power of all the then outstanding Voting Securities;
     (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors;
     (d) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), at least sixty percent (60%) of the total Voting Power represented by the Voting Securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or
     (e) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     “Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan. To the extent applicable or necessary to qualify an Award for favorable treatment under the Code or Exchange Act, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.
     “Company” means Willbros Group, Inc., a Delaware corporation, and any successor thereto as provided in Article 17.
     “Constructively Terminated” means, unless otherwise specified by the Committee in the Award Agreement, a voluntary termination of employment by an Employee within ten (10) business days after any of the following actions by the Company, Affiliate, or person acting on behalf of either:
     (a) Requiring the Employee to be based as his/her regular or customary place of employment at any office or location more than fifty (50) miles from the location at which the Employee performed his/her duties immediately before the Change of Control, or in a state other than the one in which the Employee performed his/her duties immediately before the Change of Control, in each case except for travel reasonably required in the performance of the individual’s responsibilities;
     (b) In the case of an Employee, reducing the Employee’s base salary below the rate in effect at the time of a Change of Control; or
     (c) In the case of an Employee, failing to pay the Employee’s base salary, other wages, or employment-related benefits as required by law.
     “Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
     “Fair Market Value” or “FMV” means, as of any given date, a price that is based on the closing sales price of a Share on the principal stock exchange on which the Shares are traded or, if there is no such sale for such date, then on the last previous day on which a sale was reported. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.
     “Fiscal Year” means the year commencing on January 1 and ending December 31 or other time period as approved by the Board.
     “Freestanding SAR” means an SAR that is not a Tandem SAR, as described in Article 7.
     “Grant Price” means the price against which the amount payable is determined on exercise of a SAR.

     “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.
     “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.
     “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
     “Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.
     “Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.
     “Option Price” means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.
     “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
     “Participant” means an Employee who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.
     “Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.
     “Performance Goal” means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.
     “Performance Measures” means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award to an Insider that are designated to qualify as Performance-Based Compensation.
     “Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.
     “Performance Share” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
     “Performance Unit” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
     “Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Unit is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.
     “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof;

provided, however, that “Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Shares.
     “Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.
     “Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.
     “Shares” means the shares of common stock of the Company, $0.05 par value per Share.
     “Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.
     “Stock-Based Award” means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.
     “Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at time of grant.
     “Voting Power” shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.
     “Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
Article 3.
Administration
     3.1 General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties. Any and all powers, authorizations and discretions granted by this Plan to the Committee shall likewise be exercisable at any time by the Board.
     3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, extending the term or period of exercisability of any Award, accelerating the time or times at which any Award becomes vested, unrestricted or may be exercised, waiving any terms or conditions applicable to any Award and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.
     3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers (a) to any such officer for Awards granted to an Employee who is considered to be an Insider or (b) with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable.
Article 4.
Shares Subject to this Plan and Maximum Awards
     4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for issuance to Participants under this Plan shall be Two Million One Hundred Thousand (2,100,000) (such total number of Shares, including such adjustment and remaining Shares, the “Total Share Authorization”). The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Share Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be Two Million One Hundred Thousand (2,100,000).
     For greater clarity, any Awards that are not settled in Shares shall not reduce any of such reserves or the maximum number of Shares available for issuance. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash either in lieu of Shares or otherwise, or (c) are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for issuance under this Plan. The maximum number of Shares available for issuance under this Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
     Unless and until the Committee determines that an Award to an Insider shall not be designed to qualify as Performance-Based Compensation, the following limits, subject to adjustment as provided in Section 4.2 (“Award Limits”), shall apply to grants of Awards to Insiders under this Plan:
     (a) OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Award granted in any one Fiscal Year to any one Participant, shall be 250,000.
     (b) RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be 250,000.
     (c) PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Award of Performance Shares or Performance Units that a Participant may receive in any one Fiscal Year shall be 250,000 Shares, or equal to the value of 250,000 Shares determined as of the date of vesting or payout, as applicable.

     (d) CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may not exceed $9,500,000 determined as of the date of vesting or payout, as applicable.
     (e) STOCK-BASED AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Participant shall be 250,000.
     4.2 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, the Award Limits, and any other value determinations applicable to outstanding Awards or to this Plan provided that any such substitution or adjustment with respect to an ISO is made in accordance with Section 424(h) of the Code. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods; provided, however, that such substitutions or adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse income tax consequences to a Participant.. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
     Subject to the provisions of Article 14 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available under this Plan, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction on such terms and conditions as it may deem appropriate. Additionally, the Committee may amend this Plan, or adopt supplements to this Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution, or conversion as provided in the previous sentence.
     4.3 Code Section 409A. All Awards granted and compensation payable under this Plan are intended to satisfy or be exempt from the requirements of Code Section 409A and regulations or other authority under Code Section 409A, and therefore not provide for any deferral of compensation that fails to satisfy the requirements of Code Section 409A. To the extent any provision of this Plan or actions of the Committee would expose any compensation payable to a Participant hereunder to adverse tax consequences under Code Section 409A, such provision or action shall be prohibited, if necessary, or limited to the extent necessary to preclude any such adverse tax consequence.
Article 5.
Eligibility and Participation
     5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees.
     5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine in its sole discretion, the nature, terms, and amount of each Award.

Article 6.
Stock Options
     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee. Despite the foregoing, no ISOs may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, and (b) the Effective Date.
     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
     6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Option Price be less than the FMV of a Share on the date of grant.
     6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.
     6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.
     6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
     The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); (d) subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) by any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.
     Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment (including satisfaction of any applicable tax withholding requirements), the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s). Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.
     6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.

     6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.
     6.9 Nontransferability of Options.
     (a) INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.
     (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement at the time of grant, or thereafter by the Committee, NQSO granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code) or to a trust of which the Participant is and remains the sole beneficiary for his lifetime. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant’s lifetime only by such Participant or, in the case of NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.
     6.10 Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.
     6.11 $100,000 Annual Limit on ISOs. Notwithstanding any contrary provision in this Plan, to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any single calendar year (under this Plan and any other stock option plans of the Company and Affiliates) exceeds the sum of $100,000, such ISO shall automatically be deemed to be a Nonqualified Stock Option, but only to the extent in excess of the $100,000 limit, and not an ISO. In such event, all other terms and provisions of such Option grant shall remain unchanged. This paragraph shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.
Article 7.
Stock Appreciation Rights
     7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.
     The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Grant Price be less than FMV of a Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

     7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.
     7.3 Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.
     7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.
     7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
     Despite any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.
     7.6 Payment of SAR Amount. On the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
     (a) The difference between the FMV of a Share on the date of exercise over the Grant Price; by
     (b) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR or reserved for later determination by the Committee.
     7.7 Termination of Employment. Each Award Agreement shall set forth provisions relating to the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.
     7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or, only in the case of SARs that are in tandem with NQSOs, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code). Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant or, in the case of SARs in tandem with NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

     7.9 Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of a SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of a SAR for a specified period of time.
Article 8.
Restricted Stock and Restricted Stock Units
     8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.
     8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.
     8.3 Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.
     8.4 Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.
     To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
     Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
     8.5 Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:

     The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Willbros Group, Inc.
     8.6 Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
     8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.
     8.8 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right or obligation to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with the Company or Affiliates. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.
     8.9 Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the Restricted Stock Unit or reserved for later determination by the Committee.
Article 9.
Performance Shares and Performance Units
     9.1 Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.
     9.2 Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its sole discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of Performance Shares or Performance Units that will be paid to the Participant and whether a Participant shall be entitled to receive the value equivalent to any dividends paid during the Performance Period on the number of Shares that equals the Performance Shares or Performance Units granted to a Participant; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends paid on Shares to the extent the underlying Performance Shares/Performance Units have been earned by achievement of the corresponding performance criteria.

     9.3 Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Despite the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.
     9.4 Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.
     9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant’s employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.
     9.6 Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).
Article 10.
Cash-Based Awards and Stock-Based Awards.
     10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.
     10.2 Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, to the extent to which the performance criteria are met.
     10.3 Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of a Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.
     10.4 Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination by the Committee.
     10.5 Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
     10.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.
     10.7 Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).
Article 11.
Performance Measures
     Despite any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Insider shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.
     Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) on which the payment or vesting of an Award to an Insider that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net operating profit;

(d)	Operating earnings;

(e)	Operating earnings per share;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital or investments);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

(i)	Gross or operating margins;

(j)	Share price (including, but not limited to, growth measures and total stockholder return);

(k)	Margins;

(l)	Operating efficiency;

(m)	Customer satisfaction;

(n)	Employee satisfaction;

(o)	Working capital targets;

(p)	Revenue or sales growth;

(q)	Growth of assets;

(r)	Productivity ratios;

(s)	Expense targets;

(t)	Measures of healthy, safety or environment;

(u)	Market share;

(v)	Credit quality (including, but not limited to, days sales outstanding);

(w)	Economic value added;

(x)	Price earnings ratio;

(y)	Improvements in capital structure; and

(z)	Compliance with laws, regulations and policies.
     Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).
     The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Insiders, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.
     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Insiders that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).
Article 12.
Beneficiary Designation
     A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the

Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant’s death the beneficiary shall be the Participant’s estate.
     Despite the above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.
Article 13.
Rights of Employees
     13.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.
     Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.
     For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in a Participant’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment for purposes of an Award.
     13.2 Participation. No Employee shall have the right to be selected to receive an Award. No Employee, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.
     13.3 Rights as a Stockholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 14.
Change of Control
     14.1 Accelerated Vesting and Payment. Subject to the provisions of Section 14.2 or as otherwise provided in the Award Agreement, in the event of a Change of Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange:
     (a) Any and all Options and SARs granted under this Plan shall become immediately exercisable;
     (b) Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;
     (c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including, but not limited to, Awards intended to be

Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control:
     (i) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and
     (ii) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control; and
     (d) On a Change of Control, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately vest and pay out all Cash-Based Awards and Other Stock-Based Awards as determined by the Committee.
     14.2 Alternative Awards. Despite Section 14.1, no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith before the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award hereinafter called an “Alternative Award”) by any successor as described in Article 17; provided that any such Alternative Award must:
     (a) Be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within sixty (60) days after the Change of Control;
     (b) Provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
     (c) Have at least substantially equivalent economic value to such Award (determined at the time of the Change of Control); and
     (d) Have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated not for Cause or Constructively Terminated within one (1) year following the Change in Control, any conditions on a Participant’s rights under, or any restrictions on transfer, exercisability, vesting or target payout opportunities applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.
Article 15.
Amendment, Modification, Suspension, and Termination
     15.1 Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:
     (a) Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR.
     (b) To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement.

     15.2 Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that such adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse income tax consequences to a Participant.. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. To the extent such adjustment affects Awards to Insiders intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.
     15.3 Awards Previously Granted. Despite any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
Article 16.
Withholding
     The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant’s FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making such other arrangements, in either case on such conditions as the Committee specifies.
Article 17.
Successors
     Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.
Article 18.
General Provisions
     18.1 Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

     18.2 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
     18.3 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:
     (a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
     (b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     18.4 Investment Representations. The Committee may require each Participant, as a condition to the receipt of Shares under an Award under this Plan, to represent and warrant in good faith and in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
     18.5 Employees Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including, but not limited to, the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:
     (a) Determine which Affiliates shall be covered by this Plan;
     (b) Determine which Employees outside the United States are eligible to participate in this Plan;
     (c) Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;
     (d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and
     (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Despite the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.
     18.6 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.
     18.7 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company, the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.
     18.8 No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.
     18.9 Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.
     18.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.
     18.11 Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if a Participant is a “specified employee,” any such payment that the Participant would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest imposed pursuant to Code Section 409A and related provisions of the Code.
     18.12 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “Constructively Terminated,” or like terms shall mean “separation from service.”
     18.13 Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section

457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
     18.14 Compliance with Code Section 409A. It is intended that the Awards granted under this Plan shall be exempt from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. To the extent that an Award, issuance and/or payment is subject to Section 409A, it shall be awarded, issued and paid in a manner that will comply with Section 409A, as determined by the Committee.
     If any provision of this Plan (or of any Award) would cause a Participant to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance thereunder, the Company shall, after consulting with the Participant, reform such provision to comply with Code Section 409A to the extent permitted under Code Section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.
Article 19.
Legal Construction
     19.1 Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
     19.2 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     19.3 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.
     The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     19.4 Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

WILLBROS GROUP, INC.

INTERNET
http://www.proxyvoting.com/wg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

72013

▼	FOLD AND DETACH HERE	▼

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS	Please mark your votes as indicated in this example	☒
Nominees for Class II Directors:

	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 John T. McNabb, II	☐	☐	☐	2.	Approval of the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan.	☐	☐	☐

1.2 Robert L. Sluder	☐	☐	☐	3.	Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company for 2010.	☐	☐	☐

1.3 S. Miller Williams	☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date	,	2010

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Willbros Group, Inc. account online.
Access your Willbros Group, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Willbros Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼	FOLD AND DETACH HERE	▼

WILLBROS GROUP, INC. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 26, 2010
     The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 26th day of May, 2010, at 9:00 a.m., local time, at the Hilton Post Oak, 2001 Post Oak Boulevard, Houston, TX 77056, and at any and all adjournments thereof, on all matters coming before said meeting.
PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
72013